UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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United Rentals, Inc.
(Name of Registrant as Specified In Its Charter)

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UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

April 30, 2009

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Thursday, June 11, 2009, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut. The meeting will start at 10:00 a.m., Eastern time.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a proxy card and a copy of our annual report to stockholders for the fiscal year ended December 31, 2008.

Your vote is important to us. Whether or not you intend to be present at the meeting, it is important that your shares be represented. Voting instructions are provided on your proxy card and in the accompanying proxy statement. We encourage you to submit your proxy and vote via the Internet, by telephone or by mail, and to choose to view future mailings electronically.

Thank you for your continued support.

Sincerely,

JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc. will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Thursday, June 11, 2009, at 10:00 a.m., Eastern time, for the following purposes:

1.	Election of the nine directors nominated and recommended by our Board of Directors, as named in the accompanying proxy statement;

2.	Approval of our 2009 Annual Incentive Compensation Plan;

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009; and

4.	Transaction of such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our by-laws. Stockholders of record at the close of business on April 24, 2009 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

April 30, 2009

By Order of the Board of Directors,

JONATHAN M. GOTTSEGEN
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Thursday, June 11, 2009: The Notice of and Proxy Statement for the 2009 Annual Meeting of Stockholders and the Company’s 2008 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831

April 30, 2009

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

We are providing this proxy statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2009 annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Thursday, June 11, 2009, at 10:00 a.m., Eastern time, and at any reconvened or rescheduled meeting following any adjournment or postponement. This proxy statement and the accompanying form of proxy card, together with our 2008 annual report to stockholders, are first being mailed to stockholders on or about April 30, 2009.

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business on April 24, 2009.

Voting Securities Outstanding on Record Date

As of the record date, there were 60,125,200 shares of our common stock outstanding and entitled to vote. From June 1 to June 10, 2009, a list of the stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive offices located at Five Greenwich Office Park, Greenwich, Connecticut 06831. To make arrangements to review the list, stockholders should contact our corporate secretary at that address. The list will also be available at the annual meeting.

Right to Vote

With respect to each matter properly brought before the annual meeting, each holder of record of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options for voting before the annual meeting:

•	VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Wednesday, June 10, 2009.

•	BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account

Number shown on your proxy card. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Wednesday, June 10, 2009.

•	BY MAIL—Sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Wednesday, June 10, 2009.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the annual meeting if you attend in person. If you intend to vote your shares at the annual meeting, you will need to bring with you valid picture identification. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote on the matters to be acted upon at the annual meeting.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the annual meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the annual meeting are available by calling the Hyatt Regency Greenwich at 1-203-637-1234 or visiting its website at http://greenwich.hyatt.com/hyatt/hotels/services/maps/index.jsp.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the election of such nominee or FOR the approval of such proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet or by telephone or on your returned proxy card and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. Under NYSE rules, the proposals to elect directors, to approve our 2009 Annual Incentive Compensation Plan and to ratify the appointment of our independent auditors are considered “discretionary” items under NYSE rules. This means that banks and brokers may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to each proposal.

Quorum

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Abstentions are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote, as the case may be, at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Wednesday, June 10, 2009, (ii) voting in person at the annual meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Wednesday, June 10, 2009, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operation Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Wednesday, June 10, 2009.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to this solicitation of proxies by mail, we may solicit proxies by telephone, electronic communication or otherwise by our directors, officers and employees. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the annual meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted upon

Each of the matters to be acted upon at the annual meeting, as set forth under “Proposal 1—Election of Directors,” “Proposal 2—Approval of 2009 Annual Incentive Compensation Plan” and “Proposal 3—Ratification of Appointment of Independent Auditors,” is proposed by the Company and is not related to, or conditioned on, the approval of other matters.

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting have no effect on the election of directors.

The matters described in “Proposal 2—Approval of 2009 Annual Incentive Compensation Plan” and “Proposal 3—Ratification of Appointment of Independent Auditors” are required to be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such matter, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved.

Our Board unanimously recommends that you vote FOR the election of each nominee and FOR the approval of each proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of 11 members. Until our 2008 annual meeting of stockholders, our Board was divided into three classes of directors, with each class being elected to serve a three-year term. As a result of an amendment to our restated certificate of incorporation that was proposed by the Board and approved by stockholders at our 2007 annual meeting, we have begun to transition our Board from a classified board to a declassified board such that, beginning with our 2010 annual meeting, all directors will be elected annually for one-year terms.

At our 2008 annual meeting, Jenne K. Britell, Singleton B. McAllister, Wayland R. Hicks (our former vice chairman) and John S. McKinney, each of whom was then completing a three-year term as a Class 1 director, were re-elected for one-year terms. At the 2009 annual meeting, the terms of each of these directors (other than Mr. Hicks, who resigned earlier this year) and of Brian D. McAuley and Jason D. Papastavrou, each of whom is now completing a three-year term as a Class 2 director, will expire, and the Board, upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), has nominated each of these directors to stand for re-election.

In addition, the Board, upon the recommendation of the Nominating Committee, has nominated each of Michael J. Kneeland, José B. Alvarez, Bobby J. Griffin and Filippo Passerini, each of whom was appointed by the Board during 2008 to fill Board vacancies until our 2009 annual meeting, to stand for election.

Howard L. Clark and Lawrence “Keith” Wimbush, our Class 3 directors, have one year remaining of their three-year terms and, accordingly, their terms will expire at our 2010 annual meeting.

Election of Nine Directors

The terms of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. McKinney and McAuley will expire at the 2009 annual meeting. Upon the unanimous recommendation of the Nominating Committee (Ms. McAllister, Mr. McKinney and Dr. Papastavrou abstaining), the Board has nominated each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. McKinney and McAuley to stand for re-election at the annual meeting.

In addition, upon the unanimous recommendation of the Nominating Committee, the Board has nominated each of Messrs. Kneeland, Alvarez, Griffin and Passerini, each of whom was elected by the Board during 2008 to fill vacancies on the Board, to stand for re-election at the annual meeting.

Each director elected at the 2009 annual meeting will hold office until our 2010 annual meeting of stockholders (i.e., for a one-year term) and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

Voting

Our by-laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in a contested election (which is not applicable to the 2009 annual meeting). A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our by-laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his successor is elected and qualified. However, under our by-laws, any director who fails to be elected by majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The Nominating Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the Nominating Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission. The director who offers to tender his or her resignation will not participate in the Nominating Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at the annual meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All nominees for election at the 2009 annual meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the annual meeting (which we do not anticipate), then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, McAuley, McKinney and Passerini to hold office until the 2010 annual meeting of stockholders (designated as Proposal 1 on the enclosed proxy card).

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our current executive officers and directors.

Name	Age	Position(1)

Michael J. Kneeland	55	President, Chief Executive Officer and Director(2)
William B. Plummer	50	Executive Vice President and Chief Financial Officer(3)
Jonathan M. Gottsegen	42	Senior Vice President, General Counsel and Corporate Secretary(4)
John J. Fahey	42	Vice President—Controller(5)
Joseph A. Dixon	51	Vice President—Sales(6)
Kenneth E. DeWitt	59	Vice President—Chief Information Officer(7)
Jenne K. Britell, Ph.D.	66	Chairman and Director(8)
José B. Alvarez	46	Director(9)
Howard L. Clark, Jr.	65	Director
Bobby J. Griffin	60	Director(9)
Singleton B. McAllister	57	Director
Brian D. McAuley	68	Director
John S. McKinney	54	Director
Jason Papastavrou, Ph.D.	46	Director
Filippo Passerini	51	Director(9)
L. Keith Wimbush	56	Director

(1)	For information concerning the term served by directors, see “Board Matters—De-classification of Directors.”

(2)	Mr. Kneeland was appointed our president and chief executive officer in August 2008. In connection with his appointment, the Board also elected Mr. Kneeland a director of the Company.

(3)	Mr. Plummer was appointed our executive vice president and chief financial officer in December 2008.

(4)	Mr. Gottsegen was appointed our senior vice president, general counsel and corporate secretary in February 2009.

(5)	Mr. Fahey was appointed our vice president—controller in January 2008.

(6)	Mr. Dixon was appointed our vice president—sales in June 2008.

(7)	Mr. DeWitt was appointed our vice president—chief information officer in May 2008.

(8)	Dr. Britell was elected chairman of the Board in June 2008.

(9)	Messrs. Alvarez, Griffin and Passerini were elected directors of the Company in January 2009.

Michael J. Kneeland has been our president and chief executive officer and a director of the Company since August 2008, having previously served as our interim chief executive officer since June 2007. Prior to that time, Mr. Kneeland served as our executive vice president and chief operating officer since March 2007 and as our executive vice president—operations since September 2003. Mr. Kneeland joined the Company as a district manager in 1998 upon the acquisition of Equipment Supply Co., and was subsequently named vice president—aerial operations and then vice president—southeast region. Mr. Kneeland’s more than 30 years of experience in the equipment rental industry includes a number of senior management positions with Freestate Industries Inc. and Equipment Supply Co.

William B. Plummer joined the Company as our executive vice president and chief financial officer in December 2008. Before joining the Company, Mr. Plummer served as chief financial officer of Dow Jones & Company, a leading provider of global business news and information services, from September 2006 to December 2007. Prior to Dow Jones & Company, Mr. Plummer was vice president and treasurer of Alcoa Inc., one of the world’s leading producers of aluminum, since 2000. He also held similar executive positions at Mead Corporation and General Electric Capital Corporation (“GE Capital”), the financial services subsidiary of General Electric. Mr. Plummer is also a director of John Wiley & Sons, Inc.

Jonathan M. Gottsegen joined the Company as our senior vice president, general counsel and corporate secretary in February 2009. Before joining the Company, Mr. Gottsegen directed the Corporate and Securities Practice Group at The Home Depot, Inc., the world’s largest home improvement retailer, where he led a team responsible for oversight of the company’s key legal matters. Prior to The Home Depot, Mr. Gottsegen served as securities counsel for Time Warner Inc., a leading media and entertainment company, responsible for corporate, securities and corporate governance matters. From 1999 to 2003, Mr. Gottsegen was an associate in the New York office of Kaye Scholer Fierman Hays & Handler in its corporate and securities transactional practice. From 1996 to 1999, Mr. Gottsegen was a senior staff attorney with the SEC in its Division of Corporation Finance.

John J. Fahey was appointed our vice president—controller in January 2008 and, in that role, continues to serve the Company as principal accounting officer, as he has since August 2006. Mr. Fahey joined the Company in 2005 as vice president—assistant corporate controller. His prior experience includes senior positions as manager—corporate business development for Xerox Corporation, a leading document management technology and services company, from June 2003 to September 2005, and vice president and chief financial officer for Xerox Engineering Systems, Inc., a provider of solutions for technical documents, from January 2000 to June 2003. Mr. Fahey has also served as vice president—finance and controller for Faulding Pharmaceutical Company, an international health care company. Mr. Fahey is a licensed certified public accountant who previously served as a general practice manager in accounting and auditing for Deloitte & Touche LLP, one of the four largest international accounting and consulting firms.

Joseph A. Dixon joined the Company as vice president—sales in June 2008 and, in that role, bears responsibility for the strategic leadership of the Company’s sales and business development efforts. Before joining the Company, Mr. Dixon served as global vice president and general manager for JLG Industries, Inc., a worldwide aerial equipment manufacturer, from January 2006 to May 2008, with responsibility for aftermarket services. He held senior positions as vice president—pro business and tool rental for The Home Depot from May 2002 to December 2005, with sales and management responsibility for 1,450 North American locations. Mr. Dixon also previously held the position of division vice president—operations and field sales for Hertz Equipment Rental Corporation, with executive responsibility for the company’s equipment rental business.

Kenneth E. DeWitt joined the Company as vice president—chief information officer in May 2008. Mr. DeWitt has more than 15 years of executive experience leading information technology at several companies. During the period from July 2002 through March 2008, Mr. DeWitt held senior vice president—chief information officer positions with Brand Technology Services LLC (a DSW Company), an IT services firm, and with department stores Retail Ventures Services, Inc. and Value City Department Stores, Inc. Mr. DeWitt’s prior experience also includes senior information technology management positions with responsibility for planning and integration, corporate systems and credit systems for Sears, Roebuck and Company and vice president—management information systems for Saks Fifth Avenue. He began his information technology career with Lerner Stores Corp.

Jenne K. Britell, Ph.D. became a director of the Company in December 2006 and chairman of the Board in June 2008. Dr. Britell has been chairman and chief executive officer of Structured Ventures, Inc., advisors to U.S. and multinational companies, since 2001. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland. Dr. Britell is also a director of Crown Holdings, Inc., Quest Diagnostics, Inc. and the U.S.—Russia Investment Fund.

José B. Alvarez became a director of the Company in January 2009. Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company. Mr. Alvarez also serves as a director of The TJX Companies, Inc.

Howard L. Clark, Jr. became a director of the Company in April 2004. Mr. Clark has been vice chairman of Barclays Capital Inc., the investment banking division of Barclays plc, since September 2008. Prior to assuming his current position, Mr. Clark was vice chairman of Lehman Brothers Inc., an international investment bank, since 1993. (Mr. Clark was neither an executive officer nor a director of Lehman Brothers Holdings Inc., the parent corporation of Lehman Brothers Inc., which filed for bankruptcy protection on September 15, 2008. On September 19, 2008, the Securities Investor Protection Corporation filed a proceeding in the U.S. District Court for the Southern District of New York placing Lehman Brothers Inc. in liquidation under the Securities Investor Protection Act. On September 22, 2008, Lehman Brothers Inc. sold most of its assets to Barclays Capital Inc. This sale had been approved by the U.S. Bankruptcy Court for the Southern District of New York in connection with the SIPA proceeding and the bankruptcy proceedings of Lehman Brothers Holdings Inc.) From 1990 until 1993, Mr. Clark was chairman, president and chief executive officer of Shearson Lehman Brothers Holdings Inc. Mr. Clark was previously a senior executive at American Express Company from 1981 to 1990, and a managing director of Blyth Eastman Paine Webber Incorporated or predecessor firms from 1968 to 1981. While at American Express, his positions included five years as executive vice president and chief financial officer. Mr. Clark is also a director of Walter Industries, Inc., White Mountains Insurance Group, Ltd. and Mueller Water Products, Inc.

Bobby J. Griffin became a director of the Company in January 2009. From March 2005 to March 2007, he served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986. He also serves as a director of Hanesbrands Inc.

Singleton B. McAllister became a director of the Company in April 2004. Ms. McAllister heads the federal government relations practice of the law firm LeClairRyan. Before joining LeClairRyan, Ms. McAllister had been a partner in the law firms of Mintz Levin Cohen Ferris Glovsky and Popeo since July 2005, Sonnenschein, Nath & Rosenthal LLP since 2003 and Patton Boggs LLP since 2001. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development. Ms. McAllister is also a director of Alliant Energy Corporation, Interstate Power and Light Company and Wisconsin Power and Light Company.

Brian D. McAuley became a director of the Company in April 2004. Mr. McAuley has served as chairman of Pacific DataVision Inc. (“PDV”) since August 2004. PDV is a privately held telecommunications software applications and hosting company. He has also been a partner at NH II, LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a co-founder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included chief financial officer of Millicom Incorporated, corporate controller at Norton Simon Inc. and manager at Deloitte & Touche LLP.

John S. McKinney became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals. He also served as vice president of the Company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including assistant controller, and at the accounting firm of Arthur Andersen & Co. Mr. McKinney was assistant dean of the Fulton College of Engineering and Technology at Brigham Young University from November 2006 to January 2008.

Jason D. Papastavrou, Ph.D. became a director of the Company in June 2005. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management, also an investment management firm, where he served as managing director—Fund of Hedge Funds strategies from 2001 to 2003, and at Deutsche Asset Management, where he served as director—alternative investments group from 1999 to 2001. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering from 1990 to 1999 and is the author of numerous academic publications.

Filippo Passerini became a director of the Company in January 2009. He is currently president of Procter & Gamble’s global business services organization and chief information officer, positions he has held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a multinational manufacturer of consumer goods, in 1981 and has held executive positions in the United Kingdom, Greece, Italy, the United States, Latin America and Turkey. He is a native of Italy, with a degree from the University of Rome.

L. Keith Wimbush became a director of the Company in April 2006. From January 2003 until August 2005, Mr. Wimbush was with Korn/Ferry International, an executive search firm, where he served as a senior client partner in the firm’s Stamford, Connecticut office, and was also co-practice leader of the firm’s legal specialist group. From April 1997 until January 2003, Mr. Wimbush served as senior vice president and general counsel of Diageo North America, Inc. and predecessor companies. Mr. Wimbush, who holds a J.D. from Harvard Law School, has been an adjunct professor of law at Thomas Cooley Law School for the past two years.

BOARD MATTERS

De-classification of Directors

Our Board is currently comprised of 11 members. Until our 2008 annual meeting of stockholders, our Board was divided into three classes of directors, with each class being elected to serve a three-year term. As a result of an amendment to our restated certificate of incorporation that was proposed by the Board and approved by stockholders at our 2007 annual meeting, we have begun to transition our Board from a classified board to a declassified board such that, beginning with our 2010 annual meeting, all directors will be elected annually for one-year terms.

At our 2008 annual meeting, Jenne K. Britell, Singleton B. McAllister, Wayland R. Hicks (our former vice chairman) and John S. McKinney, each of whom was then completing a three-year term as a Class 1 director, were re-elected for one-year terms. At the 2009 annual meeting, the terms of each of these directors (other than Mr. Hicks, who resigned earlier this year) and of Brian D. McAuley and Jason D. Papastavrou, each of whom is now completing a three-year term as a Class 2 director, will expire, and the Board, upon the recommendation of the Nominating Committee, has nominated each of these directors to stand for re-election.

In addition, the Board, upon the recommendation of the Nominating Committee, has nominated each of Michael J. Kneeland, José B. Alvarez, Bobby J. Griffin and Filippo Passerini, each of whom was appointed by the Board during 2008 to fill Board vacancies until our 2009 annual meeting, to stand for election.

Howard L. Clark and L. Keith Wimbush, our Class 3 directors, have one year remaining of their three-year terms and, accordingly, their terms will expire at our 2010 annual meeting.

Meetings of the Board and its Committees

During 2008, the Board met 35 times. Most of these meetings were in connection with the Company’s strategic alternatives process announced in April 2007 and the tender offer and share repurchase in June 2008. During 2008, each current member of the Board attended in excess of 80% of both (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee (with the exception of Mr. Clark, who attended two out of four Transaction Committee meetings).

Committees of the Board

During 2008, the Board had six standing committees: the Audit Committee, Compensation Committee, Nominating Committee, Special Committee, Transaction Committee and Litigation Committee. However, in February 2009, the Board dissolved three of these standing committees—the Special, Transaction and Litigation Committees—and established two new standing committees—the Finance and Strategy Committees. The following table summarizes the current composition of each of the Audit, Compensation, Nominating, Finance and Strategy Committees, as well as the membership of each of the Special, Transaction and Litigation Committees at the time of their dissolution. Consistent with best practice, our chairman, Dr. Britell, is not a member of any of the Board’s standing committees. However, she regularly attends meetings of the Board’s committees, as all our directors are invited to do.

				Special	Transaction	Litigation
	Audit	Compensation	Nominating	Committee	Committee	Committee	Finance	Strategy
	Committee	Committee	Committee	(dissolved)	(dissolved)	(dissolved)	Committee	Committee
José B. Alvarez		X	X					X
Howard L. Clark, Jr.			Chairman	X	X		X
Bobby J. Griffin		X						X
Michael Kneeland								X
Singleton B. McAllister		Chairman	X
Brian D. McAuley	Chairman	X		Chairman		X	X
John S. McKinney	X							Chairman
Jason D. Papastavrou	X		X	X	X	X	Chairman
Filippo Passerini	X							X
L. Keith Wimbush	X	X	X		Chairman	Chairman

Audit Committee

We have a separately designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a written charter that complies with the corporate governance standards of the NYSE. This charter was last amended on April 28, 2009. You can access this document, and other committee charters, on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The document, and each of the other committee charters, is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

The general purposes of the Audit Committee are to:

•	assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and

•	prepare the report required by the rules and regulations of the SEC to be included in our annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification) and to approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Messrs. McAuley (chairman), McKinney (since July 14, 2008), Passerini (since February 24, 2009) and Wimbush and Dr. Papastavrou. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. McAuley and McKinney and Dr. Papastavrou qualifies as an audit committee financial expert as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2008, the Audit Committee met nine times.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that complies with the corporate governance standards of the NYSE. This charter was last amended on April 28, 2009.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to: (i) the oversight of executive officer and director compensation; and (ii) the development of compensation policies that support the Company’s business goals and objectives. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a Compensation Discussion and Analysis. For additional information concerning this committee, see “Executive Compensation—Compensation Discussion & Analysis.”

Dr. Britell was a member of the Compensation Committee from January 1, 2008 until July 13, 2008, and served as chairman from June 11, 2008 until July 13, 2008. The current members of the Compensation Committee are Ms. McAllister (chairman since July 14, 2008) and Messrs. Alvarez (since February 24, 2009), Griffin (since February 24, 2009), McAuley and Wimbush (since July 14, 2008). Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member of the Compensation Committee qualifies as an “outside director” within the meaning of Internal Revenue Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select, retain and terminate outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation. The committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees to the compensation consultant and any other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

In 2008, the Compensation Committee met 16 times.

Nominating and Corporate Governance Committee

The Nominating Committee operates pursuant to a written charter that complies with the corporate governance standards of the NYSE. This charter was last amended on April 28, 2009.

The general responsibilities of the Nominating Committee include: (i) developing criteria for evaluating prospective candidates to the Board or its committees and identifying and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s corporate governance guidelines; and (iii) coordinating and overseeing the evaluation processes for the Board and management which are required by the Company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

Mr. McKinney was a member of the Nominating Committee until February 23, 2009. The current members of the Nominating Committee are Messrs. Clark (chairman), Alvarez (since February 24, 2009) and Wimbush (since February 24, 2009), Ms. McAllister and Dr. Papastavrou (since July 14, 2008). Each member of the Nominating Committee meets the independence requirements of the NYSE.

In 2008, the Nominating Committee met 23 times.

Special Committee

In March 2005, we established the Special Committee in connection with the SEC inquiry into the historical accounting practices of the Company. In September 2008, the Company reached a final settlement with the SEC. In February 2009, a federal court preliminarily approved a stipulation of settlement that the Company had entered into with the attorneys representing plaintiffs in consolidated purported class action lawsuits brought against the Company in connection with the accounting practices that were the subject of the SEC inquiry. In light of the fact that this committee had concluded the primary functions for which it was organized, the Board dissolved the Special Committee in February 2009.

The members of the Special Committee were Messrs. McAuley (chairman) and Clark and Dr. Papastavrou.

In 2008, the Special Committee met two times.

Transaction Committee

At the end of August 2007, we established the Transaction Committee to oversee the proposed merger transaction between affiliates of Cerberus Capital Management, L.P. and the Company. In December 2007, however, the merger agreement was terminated. Subsequently, the full Board referred to the Transaction Committee certain investment and business combination proposals that were received. However, in light of the fact that this committee had concluded the primary functions for which it was organized, the Board dissolved the Transaction Committee in February 2009.

Mr. Gerald Tsai (a former director, who passed away in July 2008) and Dr. Britell were members of the Transaction Committee until July 1, 2008 and July 13, 2008, respectively. At the time of its dissolution, the members of the Transaction Committee were Messrs. Wimbush (chairman) and Clark (since July 14, 2008) and Dr. Papastavrou.

In 2008, the Transaction Committee met four times.

Litigation Committee

In May 2008, we established the Litigation Committee to consider a letter received from counsel for an alleged stockholder demanding that the Company investigate the decision of the Board to enter into a memorandum of understanding to settle certain class action lawsuits filed in connection with the SEC inquiry. Upon the recommendation of the Litigation Committee, the Board determined that it would not be in the best interests of the Company to take any further action. In light of the fact that this committee had concluded the primary functions for which it was organized, the Board dissolved the Litigation Committee in February 2009.

The members of the Litigation Committee were Messrs. Wimbush (chairman) and McAuley and Dr. Papastavrou.

In 2008, the Litigation Committee met four times.

Finance Committee

In February 2009, we established the Finance Committee to oversee all policies, activities and transactions affecting the financial condition of the Company and not otherwise assigned to the Audit Committee.

The current members of the Finance Committee are Dr. Papastavrou (chairman) and Messrs. McAuley and Clark.

Strategy Committee

In February 2009, we established the Strategy Committee to assist the Board in overseeing and facilitating the development and implementation of the Company’s corporate strategy, including long- and short-term strategic plans and related operational decision-making.

The current members of the Strategy Committee are Messrs. McKinney (chairman), Alvarez, Griffin, Kneeland and Passerini.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend annual meetings of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All directors on our Board at the time attended the 2008 annual meeting.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of the Board. These guidelines address, among other items, criteria for selecting directors and director duties and responsibilities. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we measure the independence of our directors. You can access these documents on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The documents are also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

Code of Business Conduct

We have adopted a code of business conduct for our employees, officers and directors. You can access this document on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. The document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831. This code constitutes a “code of ethics” as defined by the rules of the SEC.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards, available on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. Under our categorical independence standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

•	employed by the Company or any of its affiliates;

•	an employee or owner of a firm that is one of the Company’s or any of its affiliate’s paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the Company or the chairman, chief executive officer or other executive officer of the Company or any of its affiliates;

•	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the Company or any of its affiliates; or

•	part of an interlocking directorate in which the chief executive officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

Under our corporate governance guidelines (which are more stringent than NYSE rules in this regard), a substantial majority of our directors must be independent by NYSE standards. Ten of our eleven directors have been determined by the Board to be independent under those criteria: Jenne K. Britell; José B. Alvarez; Howard L. Clark, Jr.; Bobby J. Griffin; Singleton B. McAllister; Brian D. McAuley; John S. McKinney; Jason Papastavrou; Filippo Passerini; and L. Keith Wimbush. In addition, the Board believes that each of these directors also meets the categorical independence standards described above. Michael J. Kneeland, our chief executive officer, is not considered independent because he is an employee of the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below certain relationships considered by the Board in making its independence determinations. Each of these relationships was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

Jenne K. Britell became a director of the Company in December 2006 and chairman of the Board in June 2008. Dr. Britell is also a director of Crown Holdings, Inc., a leading provider of packaging products. Crown obtains certain services from the Company for which the Company is paid an aggregate of approximately $125,000 annually. Dr. Britell was not involved in the decision by Crown to use the Company’s services. The Board determined that the foregoing relationship was an “immaterial relationship” given that Dr. Britell is not employed by, and had no involvement in the procurement decision of, Crown and the amounts paid by Crown represent less than 1% of Crown’s annual revenues.

Singleton B. McAllister became a director of the Company in April 2004. Prior to the time she became a director, the Company obtained certain legal services from, and paid legal fees to, a law firm in which Ms. McAllister was at the time a partner. The aggregate fees paid to such firm were less than $50,000 and such fees represented less than 1% of such firm’s annual revenues. After Ms. McAllister became a director, the Company’s relationship with the firm was discontinued, and Ms. McAllister is no longer a partner at the firm. The Board determined that the foregoing relationship was an “immaterial relationship” given that the Company’s relationship with such firm was discontinued and the payments to such firm represented less than 1% of the firm’s annual revenues.

Filippo Passerini became a director of the Company in January 2009. He is currently president of Procter & Gamble’s global business services organization and chief information officer. Such company rents equipment from the Company for which the Company is paid an aggregate of approximately $200,000 annually. Mr. Passerini was not involved in the decision by Procter & Gamble to use the Company’s services. The Board determined that the foregoing relationship was an “immaterial relationship” given that Mr. Passerini had no involvement in the procurement decision of Procter & Gamble and the amounts paid by Procter & Gamble represent less than 1% of Procter & Gamble’s annual revenues.

L. Keith Wimbush became a director of the Company in April 2006. From January 2003 until August 2005, Mr. Wimbush was with Korn/Ferry International, an executive search firm, where he served as a senior client partner and was also co-practice leader of the firm’s legal specialist group. From 2004 until Mr. Wimbush was appointed as a director, Korn/Ferry rendered executive search services to the Company for which the Company has paid an aggregate of approximately $652,000. The Board determined that the foregoing relationship was an “immaterial relationship” given that Mr. Wimbush is no longer a partner of Korn/Ferry and was not at the time of his appointment (and had not been for almost a year prior to his appointment).

Executive Sessions of the Board

Our corporate governance guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” may participate in these meetings. However, the corporate governance guidelines provide that, at least once a year, the independent directors should meet in executive session without the presence of either management or the non-independent directors. The purpose of the executive session meetings is to facilitate free and open discussion among the participants. The chairman of the Board (or, in the absence of the chairman, the chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the chief executive officer, and to such other directors as is appropriate, based upon the matters discussed at such meetings. The chairman of the Board is currently Dr. Britell.

Director Nomination Process

General

The Board has established the Nominating Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

Process for Identifying and Evaluating Candidates

The Nominating Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Nominating Committee deems appropriate. The Nominating Committee may also engage a search firm to assist it in identifying director candidates. The Nominating Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials. The Nominating Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on specialized Board committees of the Board, such as the Audit Committee or the Compensation Committee.

The nine nominees for election as directors at the 2009 annual meeting are: Jenne K. Britell, who has been a director since December 2006; José B. Alvarez, who has been a director since January 2009; Bobby J. Griffin, who has been a director since January 2009; Michael J. Kneeland, who has been a director since August 2008; Singleton B. McAllister, who has been a director since April 2004; Brian D. McAuley, who has been a director since April 2004; John S. McKinney, who has been a director since September 1998; Jason Papastavrou, who has been a director since June 2005; and Filippo Passerini, who has been a director since January 2009. Each of these directors is standing for re-election. In making its recommendation to the Board, the Nominating Committee reviewed and evaluated, in addition to each nominee’s background and experience and other Board membership criteria set forth in the Company’s corporate governance guidelines, each director’s performance during his or her recent tenure with the Board and whether each was likely to continue to contribute positively to the Board.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The Nominating Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Nominating Committee, please send your recommendation to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2010 annual meeting must be received by December 31, 2009. You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the securities of the Company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Nominating Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders. See “Other Matters—Stockholder Proposals for the 2010 Annual Meeting.”

Direct Communications with Directors

We have adopted procedures to enable our security holders to communicate with our Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.ur.com under “Corporate Governance” in the Investor Relations section.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board is responsible for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our chief executive officer, our chief financial officer and our other executive officers is fair, reasonable and competitive.

The specific responsibilities of the Compensation Committee are set forth in its charter, which may be found on the Company’s website at http://www.ur.com under “Corporate Governance” in the Investor Relations section. Among other things, the Compensation Committee is required to: (i) determine and approve the compensation of the chief executive officer; (ii) review and approve the compensation of the Company’s other executive officers; (iii) review and approve any incentive compensation plan or equity-based plan for the benefit of executive officers; and (iv) review and approve any employment agreement, severance arrangement or change-in-control arrangement for the benefit of executive officers.

Throughout this proxy statement, the individuals who served as the Company’s chief executive officer and chief financial officer during the fiscal year 2008, as well as the other individuals included in the Summary Compensation Table (which includes, pursuant to SEC regulations, certain of our former executive officers who were still serving as such at December 31, 2008), are referred to as “named executive officers.” This Compensation Discussion and Analysis explains our executive compensation philosophy and objectives and each element of our executive compensation program for our named executive officers in 2008 (and decisions with respect thereto), as well as certain significant developments in 2009. In addition, the compensation and benefits provided to our named executive officers in 2008 are set forth in detail in the Summary Compensation Table (which also details compensation and benefits provided in 2006 and 2007) and other tables that follow this Compensation Discussion and Analysis, and in the footnotes and narrative material that accompany those tables.

Executive Compensation Philosophy

Our overall compensation program seeks to align executive compensation with the achievement of the Company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term stockholder value. In reviewing the components of compensation for each executive officer, the Compensation Committee emphasizes pay for performance on both an annual basis and over the long term.

To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, and the combined value of these factors to the Company’s long-term performance and growth.

Objectives of Executive Compensation

The objectives of our executive compensation program are to:

•	attract and retain quality executive leadership;

•	enhance the individual executive’s performance;

•	align incentives with the business unit and Company areas most directly impacted by the executive’s leadership and performance;

•	create incentives that will focus executives on, and reward them for, increasing stockholder value;

•	maintain equitable levels of overall compensation both among executives and as compared to other employees;

•	encourage management ownership of our common stock; and

•	improve our overall performance.

The Compensation Committee strives to meet these objectives while maintaining market-competitive pay levels and ensuring that we make efficient use of equity compensation and have predictable expense recognition.

The Compensation Committee seeks to properly compensate executive officers for their services to the Company and to create incentives to focus on the specific goals identified as significant to the Company. The Compensation Committee identifies and considers a wide range of measures for Company performance and, as appropriate, also considers measures tied to individual performance or share price appreciation. With the assistance of its advisors, the Compensation Committee then selects the measures it believes most closely align with the Company’s business and/or financial objectives (or other measures of performance, if applicable), or are otherwise most likely to support those objectives, and defines specific performance goals based on those measures. In addition, the Compensation Committee endeavors to preserve the Company’s tax deduction for all compensation paid, which can be accomplished primarily by conditioning compensation on the achievement of certain performance goals, as further discussed below. The Compensation Committee also includes so-called “clawback” provisions in most of our award agreements, which generally require reimbursement of received or vested amounts if their receipt or vesting resulted from financial results that have subsequently been the subject of certain mandatory restatements.

Role of the Compensation Consultant

While the Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our chief executive officer and members of the Company’s human resources department routinely participate in this process. The Compensation Committee also utilizes outside compensation experts. As it had for many years, the Compensation Committee continued to engage Ross Consulting Group during the first half of 2008 to provide consulting services with respect to the Company’s compensation practices. Then, following a mid-year rotation in the Compensation Committee’s composition, the Compensation Committee engaged Towers Perrin for the balance of 2008 and continuing into 2009.

The compensation consultant generally reviews, analyzes and provides evaluative advice about the Company’s executive compensation programs for senior executives in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. The compensation consultant responds on a regular basis to questions from the Compensation Committee and the Compensation Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. The compensation consultant reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the chairman of the Compensation Committee, and also regularly attends Compensation Committee meetings. In 2008, Towers Perrin also provided services to the Company on various matters unrelated to the executive compensation consulting services provided to the Compensation Committee. The Compensation Committee considered the nature and extent of the services provided by Towers Perrin to the Company, other than at the Compensation Committee’s discretion, prior to engaging Towers Perrin. None of these other services had a role in determining the amount or form of executive compensation for our executive officers (other than as described under “Performance-Based Compensation—Long-Term Performance-Based Cash Incentives”) and the Compensation Committee believes that Towers Perrin has taken adequate steps to ensure its impartiality.

Benchmarking of Compensation Levels

In making compensation decisions, the Compensation Committee compares each component of the total compensation package of the chief executive officer, chief financial officer and the other named executive officers against the compensation components of the chief executive officer, the chief financial officer and (where available) the comparable executive positions of a peer group of publicly traded companies. In 2008, the peer group was composed primarily of publicly traded industrial manufacturing and construction companies because there were very few companies directly comparable to the Company for which compensation information is publicly available. Compensation paid by the peer group was representative of the compensation the Company believed was required to attract, retain and incentivize its executive talent. In 2008, the companies comprising the peer group were the following 15 companies:

AGCO Corporation	J.B. Hunt Transport Services, Inc.
Airgas, Inc.	Kennametal, Inc.
Autozone, Inc.	The Manitowoc Company, Inc.
The Brink’s Company	NVR, Inc.
Con-way, Inc.	RSC Equipment Rental, Inc.
Dover Corporation	Terex Corporation
Hertz Global Holdings, Inc.	W.W. Grainger, Inc.
Jacobs Engineering Group, Inc.

In 2008, the Compensation Committee received data regarding the salary levels of similarly situated officers at the peer group companies from Ross Consulting Group, and also received and considered general industry executive compensation benchmarking data from Towers Perrin’s compensation data bank, adjusted for better comparability to the Company’s 2007 revenue levels through a regression analysis (a commonly accepted statistical method for rendering companies of different sizes more comparable). While the Company does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review competitive benchmarking when determining the allocation.

The Compensation Committee, based on input from its outside compensation consultant, reviews the makeup of the peer group annually and makes adjustments to the composition of the group as it deems appropriate. In December 2008, Towers Perrin reviewed the then-current peer group and recommended that the Compensation Committee replace the existing 15-company peer group with a 17-company peer group composed entirely of companies in the construction and distribution industries (including RSC Holdings, Inc., which is a direct competitor of the Company) and Hertz Global Holdings, Inc. (which is often considered a competitor of the Company in light of its large equipment rental division). The peer group will be used to evaluate the total compensation package of the chief executive officer and the chief financial officer. For other executive officers, the Company will utilize general industry executive compensation benchmarking data from Towers Perrin’s compensation data bank if compensation information for a sufficient number of comparable executive positions in the peer group is not publicly available. The new group of peer companies did not have any impact on compensation paid for 2008 but was used in 2008 for evaluating compensation payable in 2009. For 2009, the companies comprising the peer group are the following 17 companies:

AECOM Technology Corporation	Quanta Services, Inc.
Applied Industrial Technologies, Inc	Perini Corporation
BlueLinx Holdings Inc.	RSC Holdings, Inc.
EMCOR Group, Inc.	Rush Enterprises, Inc.
Fastenal Company	The Shaw Group Inc.
Foster Wheeler AG (formerly Foster Wheeler Ltd.)	URS Corporation
Granite Construction Incorporated	WESCO International, Inc.
Hertz Global Holdings, Inc.	W.W. Grainger, Inc.
Jacobs Engineering Group, Inc.

In February 2009, Towers Perrin reviewed the compensation of the Company’s named executive officers (other than Messrs. Welch and Schwed, who had stepped down from their respective executive officer positions by that time) compared to competitive benchmarks. Based on this review, the current level of total target compensation for the named executive officers covered in the review (including base salary, annual incentives and long-term incentives) ranged from -1% below to 21% above the projected competitive 50th percentile of the comparison group for 2009. Towers Perrin advised the Compensation Committee that the current level of total target compensation for the named executive officers covered in the review is generally within a reasonable range of competitive norms, and the Compensation Committee considered these findings when determining base salaries, target incentives and long-term incentive grants for 2009.

Executive Compensation Components

The principal components of compensation for the Company’s named executive officers in 2008 were:

•	base salary;

•	performance-based compensation, composed of:

–	annual performance-based cash incentives,

–	equity compensation, and

–	long-term performance-based cash incentives;

•	discretionary cash bonuses (in limited instances);

•	severance and change in control benefits;

•	retirement benefits; and

•	perquisites and other personal benefits.

While the Compensation Committee reviews each of these compensation elements and total compensation, the Compensation Committee did not use any specific formula to determine the allocation between performance-based and fixed compensation in making its decisions in 2008.

Base Salary

The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries provide stable compensation to executives, allow us to attract competent executive talent, maintain a stable management team and, through periodic merit increases, provide a basis upon which executives may be rewarded for individual performance.

The base salary levels of continuing executives are reviewed annually. The Compensation Committee’s outside compensation consultant recommends a salary for the chief executive officer, and the chief executive officer recommends a salary for the other named executive officers. In considering whether to adopt these suggestions, the Compensation Committee considers: the Company’s performance; the executive’s individual performance; the executive’s experience, career potential and length of tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; the salary levels of similarly situated officers at peer group companies, as collected and presented by the consultant; and the salary levels of the Company’s other officers.

When an executive is initially hired, the Compensation Committee considers the same factors, as well as the executive’s salary in his or her previous employment and the compensation of other Company executives with similar responsibilities.

During the first quarter of each year, based on this process and review, the Compensation Committee considers merit increases to the base salaries of the Company’s executive officers. In March 2008, the Compensation Committee determined, consistent with senior management’s recommendation, not to increase any base salaries in 2008 for any of its executive officers. This decision reflected the changing economic environment and the Company’s continued focus on controlling its costs. It also reflected the belief that any adjustment would be premature before the selection and hiring of a permanent chief executive officer.

In connection with the decision of the Board in August 2008 to appoint Mr. Kneeland as permanent chief executive officer, Mr. Kneeland’s annual base salary was increased from $525,000 to $750,000. Subsequently, as the economic crisis worsened through the latter part of 2008 and into 2009, Mr. Kneeland suggested and the Compensation Committee agreed to a reduction of his annual base salary by 20% to $600,000 for 2009 (although this reduction does not affect ancillary benefits, such as incentive targets and severance pay, which, if and to the extent any become applicable in 2009, would be based on an annual base salary of $750,000). Mr. Kneeland believed this reduction was an important leadership step to take, given the cutbacks and other sacrifices being asked of the Company’s other employees.

In March 2009, the Compensation Committee again considered merit increases to the base salaries of the Company’s executive officers. Based on the Towers Perrin review described above and the deepening economic recession, the Compensation Committee determined not to increase any executive officer’s base salary for 2009. Although the Compensation Committee did not exercise its discretion to increase base salaries based on any executive officer’s individual performance in 2008 or 2009, it reserves its discretion to do so in subsequent years.

Performance-Based Compensation

Performance-based compensation primarily serves two functions. First, it creates an incentive to focus on and achieve the objectives we identify as significant. Historically, the performance goals have varied depending on the individual executive’s functions in the Company. The Compensation Committee works with its compensation consultant and with senior management, including the named executive officers, to identify the specific areas to be addressed by performance goals and decide on appropriate targets.

Second, performance-based compensation provides a mechanism by which executives’ compensation fluctuates with the performance of the Company, thus helping to align executives’ interests with those of stockholders. This is accomplished with comprehensive performance measures, such as earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share (“EPS”), return on invested capital (“ROIC”), revenue growth and free cash flow, which focus more on the Company’s profitability or cash flows than the achievement of a specific goal. In addition, performance-based awards that are equity-based fluctuate in value with the stock price, directly aligning executives’ interests with those of stockholders.

The Compensation Committee decided that performance measures for 2008 should all be tied to specific objective Company performance criteria and applied with equal weight to each executive. In making this determination, the Compensation Committee also took into account the deteriorating economic environment and the Company’s depressed stock price, both of which, in the Compensation Committee’s opinion, provided support for tying incentive payments more directly to objective Company performance (as opposed to individual performance) than in the past. Accordingly, performance goals selected for 2008 were related to specific objective Company performance criteria, and the Company criteria themselves were ones highly correlated to enhancing stockholder value: EBITDA, EPS, ROIC and free cash flow.

For 2008, the Company’s performance compensation program for named executive officers was comprised of three components: (i) an annual cash incentive, (ii) equity grants that vest based upon either the achievement of performance criteria or continued employment with the Company, and (iii) a long-term cash-settled incentive plan that rewards executives for EBITDA cumulative growth and EBITDA average margin improvement over a three-year period. Performance-based awards typically are granted at a Compensation Committee meeting held in March of each year.

For 2009, reflective of the deepening recession and the increasing difficulty of forecasting results, the Compensation Committee decided to award stock options as part of its performance compensation program, principally in lieu of a long-term incentive award (which requires forecasts as to three-year cumulative EBITDA) and performance-based restricted stock unit grants (which, depending on the performance measure and award design, require one- to three-year forecasts).

Annual Performance-Based Cash Incentives

In 2008, the Company maintained the Annual Incentive Compensation Plan (the “Executive Plan”) to provide annual cash compensation to its executives upon the achievement of pre-established performance goals. The Compensation Committee determines the specific performance goals under the Executive Plan, while the Executive Plan itself sets general parameters for the performance goals. By setting the performance goals annually, the Compensation Committee is able to design compensation that is appropriate for the specific year, encouraging and rewarding attention to the specific areas that are significant to the Company in that year. Consequently, the specific performance goals and the extent to which they differ among executives may vary from year to year.

In 2008, Messrs. Kneeland, Welch and Schwed were the only named executive officers to participate in the Executive Plan. Since Mr. Plummer was not hired as chief financial officer until December 2008, he was not eligible for a payment under the Executive Plan for 2008. Mr. DeWitt was hired as chief information officer in May 2008 and, accordingly, participated only in the Company’s corporate incentive program (the “Corporate Plan”). As a result, the Compensation Committee determined Mr. DeWitt’s award for 2008 based on the terms of the Corporate Plan and the recommendations of the chief executive and chief financial officers and by reference to his offer-letter terms and his performance in 2008. Mr. Fahey, as controller, had participated in the Corporate Plan in 2007 and continued to do so in 2008. His award under the Corporate Plan was determined in a manner similar to Mr. DeWitt’s.

The Executive Plan permits awards up to the greater of two times base salary (not to exceed $2 million) and 1% of the Company’s earnings before income taxes (subject to certain adjustments). In 2008, the Compensation Committee established a target incentive for Mr. Kneeland of 125% of base salary and limited his maximum award benefit to 150% of base salary. The Compensation Committee believed that the increase in target-level percentage to 125% (from 100%) was warranted by Mr. Kneeland’s continued performance in the interim chief executive officer role, since June 2007, at his old base salary and supported by the benchmarking data from Ross Consulting Group and Towers Perrin. The Compensation Committee also established a target-level percentage of 90% of base salary for each of Messrs. Welch and Schwed and limited each of their maximum award benefit to 125% of base salary, which were the same levels as specified by their respective employment agreements.

In 2008, the performance criteria under the Executive Plan were based on the achievement of specific objective Company goals, with their selection intended to support the Company’s revised strategic plan focused on profitable EBITDA growth. The Compensation Committee also determined to apply them equally to each executive. The target payout levels were set to correlate with either the top (or, in the case of free cash flow, the mid-point) of the Company’s public 2008 forecast ranges as of February 29, 2008, the date of the Company’s last earnings call that preceded the setting of the goals. In setting target measures for these goals, the Compensation Committee believed that correlating them with the Company’s then-announced public forecasts was appropriate as an alignment of executive officer and stockholder interests. For the most part, if the forecasts were achieved at their top end, the target incentive amounts would be paid. On the other hand, if the forecasts were not achieved, either reduced incentives or no incentives would be paid. And, finally, if the forecasts were exceeded, then augmented incentives (subject to the maximums) would be paid. At the time they are set, achievement of the performance goals established by the Compensation Committee is substantially uncertain. The threshold-level goals can be characterized as “stretch but attainable” goals, meaning that, based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that the threshold level of performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.

Throughout 2008, as the economy continued its downturn, the Company’s operating results were negatively affected. At the end of October 2008, the Company revised its full-year outlook downward and, in mid-January 2009, warned that even that revision would turn out to be overly optimistic. As a result, only one of the four performance measures set for 2008 under the Executive Plan, free cash flow, was achieved above its threshold level (although still below its target level). None of the remaining three performance measures set for 2008 was met at even its threshold level under the Executive Plan. The table below summarizes the threshold-, target- and maximum-level goals established by the Committee and the actual performance of the Company.

	Weighting of
Performance	Performance				2008 Actual
Metric	Metric	2008 Performance Goals (1)			Results
		Threshold	Target	Maximum

EBITDA	45%	$1.17 billion	$1.21 billion	$1.25 billion	$1.044 billion(2)
EPS	20%	$2.80	$3.00	$3.15	$2.61
Free Cash Flow	20%	$310 million	$350 million	$380 million	$335 million
ROIC	15%	14.8%	15.2%	15.5%	11.7%

(1)	For performance between threshold and target levels or target and maximum levels, payout is determined linearly based on a straight line interpolation of the applicable payout range.

(2)	Reflects reported EBITDA of $1.030 billion, plus an adjustment of $14 million related to the charge associated with the Company’s settlement of the inquiry by the SEC.

The resulting payout under the Executive Plan for Mr. Kneeland was $105,861 and for Mr. Welch was $92,025. In view of the deteriorating economic environment and the Company’s depressed stock price, the Compensation Committee considered whether the executive payouts should be reduced, using the Compensation Committee’s negative discretion under the Executive Plan. However, the Compensation Committee believed that both Messrs. Kneeland and Welch had put forth their best efforts under difficult circumstances in 2008, and had helped to position the Company to work through the downturn. The Compensation Committee also noted that the specified payments under the Executive Plan, even without reduction, were still less than 20% of the respective prior year total payments for the executives, and that Mr. Kneeland had requested that his base salary for 2009 be reduced by 20%. Accordingly, the Compensation Committee determined not to use its discretion to reduce the payments. It then considered whether an additional discretionary incentive should be paid outside the Executive Plan, as the efforts put forward by Messrs. Kneeland and Welch were not necessarily fully captured in the Executive Plan’s metrics. However, the Compensation Committee determined not to use its discretion to increase the payments. Ultimately, the Compensation Committee decided to pay incentives based on the formulaic incentive outcome under the Executive Plan. Mr. Schwed stepped down from his position as general counsel in February 2009 and, accordingly, did not receive a payout under the Executive Plan (although his separation agreement with the Company provided for a $180,000 payment in lieu of any cash incentives for 2008 and 2009 performance).

Under the Corporate Plan, Messrs. Fahey and DeWitt received payments of $120,000 and $110,000, respectively. Although all payments under the Corporate Plan are ultimately discretionary, the Corporate Plan in which Messrs. Fahey and DeWitt participated in 2008 had a funding mechanism based on the extent to which the Company achieved a target EBITDA of $1.212 billion (the top of the Company’s publicly announced EBITDA forecast from February 29, 2008), with every percentage shortfall or excess in achieving the target (down to a threshold of 80% and up to a maximum of 120%) translating into a corresponding 2.5% decrease or increase in the incentive pool funding. Since the Company’s EBITDA for 2008 was $1.044 billion (a shortfall of 14% from target), this translated into a 65% incentive funding percentage for the incentive pool. The amounts ultimately received by Messrs. Fahey and DeWitt also reflected their respective target incentive percentages, for Mr. DeWitt, the fact that he was employed for only a portion of 2008, and discretionary upward adjustments to reflect the chief executive and chief financial officers’ assessments of their respective 2008 performances.

In “Proposal 2—Approval of 2009 Annual Incentive Compensation Plan,” the Company is soliciting stockholders’ approval of the 2009 Annual Incentive Compensation Plan, which was adopted by the Compensation Committee in March 2009, and is substantively similar to the Executive Plan. If approved by stockholders, the 2009 Annual Incentive Compensation Plan will become the vehicle for annual cash incentive compensation in 2009 and future years. Subject to stockholders’ approval of the 2009 Annual Incentive Compensation Plan, in March 2009, the Compensation Committee approved the performance measures and weightings for incentives that Messrs. Kneeland and Plummer would be eligible to earn for 2009. The maximum incentive amounts for 2009 under the new plan are 0.2% of EBITDA for Mr. Kneeland and 0.1% of EBITDA for Mr. Plummer. Payments under the new plan for 2009 are limited by the maximum incentive amounts specified in the executives’ respective employment agreements (150% of base salary for Mr. Kneeland and 125% of base salary for Mr. Plummer). Payments under the new plan for 2009 will be determined by the Compensation Committee based on its determination following the end of 2009 of the Company’s or executive’s achievement of performance goals measured by the following business criteria: (i) EBITDA (20% weight), (ii) EBITDA margin (10% weight), (iii) reduction in selling, general and administrative (“SG&A”) expense (as a percentage of revenue) (20% weight), (iv) free cash flow (30% weight) and (v) certain key strategic initiatives of the Company (20% weight). The amount of such payments remains subject, as was the case under the Executive Plan, to reduction in the Compensation Committee’s sole discretion.

Equity Compensation

The Compensation Committee believes that equity compensation is an important component of performance-based compensation in its ability to directly align the interests of the named executive officers with those of stockholders. The Compensation Committee recognizes that different types of equity compensation afford different benefits to the Company and the recipients. In the past, the Company utilized stock options and restricted shares as the primary equity compensation vehicles for executive officers. Beginning in 2006 and continuing through 2008, the Company utilized restricted stock units (“RSUs”), both RSUs that vested based on achievement of certain performance goals (“performance-vested” awards) and RSUs that vested based simply on continued employment

(“time-vested” awards), as the primary means of equity compensation. As noted above and described below, for 2009, the Compensation Committee decided to use stock options as the performance-based component of long-term equity incentive compensation, in conjunction with time-vested RSUs. This move away from granting performance-based RSUs is in large part due to the difficulty of forecasting long-term performance in the current economic environment.

Stock-settled RSUs are “full value grants,” meaning that, upon vesting, the recipient is granted the full share. As a result, while the value executives realize in connection with an award of RSUs does depend on our stock price, time-vested RSUs generally have some value even if the Company’s stock price significantly decreases following their grant (unlike performance-based RSUs that do not vest unless the performance level is achieved). As a result, time-vested RSUs help to secure and retain executives and instill an ownership mentality over the vesting schedule, regardless of whether the Company’s stock price increases or decreases. In contrast, stock options aim to align the executives’ interest with that of stockholder interests by providing the opportunity for executives to realize value only when the Company’s stock price increases relative to the exercise price following their grant. Accordingly, stock options may end up having no value if, subsequent to the date of grant, the Company’s common stock price declines below the exercise price and does not recover before the expiration of the stock option. Furthermore, if the stock price does increase relative to the exercise price, the vesting period helps to retain executives. Because the expense to the Company is less for each stock option than for each RSU, the Compensation Committee can award an executive significantly more stock options than RSUs when attempting to provide a specified value—which means that stock options potentially provide more upside potential and, therefore, greater incentive to increase stockholder value through an appreciated share price. Historically, neither the Company’s RSUs nor its stock options earned any dividend equivalents.

In determining the size of each equity award granted, the Compensation Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to time-vested RSUs as opposed to performance-vested RSUs and stock options, the strategic importance of the executive’s position within the Company as a whole and, in the case of new hires, the compensation such executive received at his prior employer.

Time-Vested RSUs.  In 2008, the Compensation Committee awarded time-vested RSUs to each of Messrs. Kneeland and Schwed, neither of whom received equity awards in 2007 as a result of the Board’s announcement in April 2007 that it was exploring a broad range of strategic alternatives to maximize stockholder value, including a possible sale of the Company. Mr. Fahey also received an RSU award in 2008. In connection with their respective initial hires in May 2008 and December 2008, the Compensation Committee also awarded time-vested RSUs to each of Messrs. DeWitt and Plummer. In connection with his becoming the chief financial officer in 2006, Mr. Welch received a grant of RSUs intended to cover all long-term incentive compensation for a three-year period and, accordingly, he did not receive an additional RSU grant in 2008.

In determining the size and terms of the RSU awards, the Compensation Committee reviewed existing equity awards and vesting schedules. In addition, in Mr. Kneeland’s case, the Compensation Committee took into account that he had been acting as interim chief executive officer for almost a year without any change in compensation. As a result, the Compensation Committee awarded Mr. Kneeland 80,000 RSUs and Mr. Schwed 42,000 RSUs (with vesting for each award occurring in equal annual installments over three years) and Mr. Fahey 14,000 RSUs (with vesting for one-third of the shares occurring after one year, and for two-thirds of the shares after three years). In connection with his hire, Mr. Plummer received 40,000 RSUs (with vesting for one-third of the shares occurring after one year, and for two-thirds of the shares after three years) and Mr. DeWitt received 15,000 RSUs (with all such RSUs vesting (so-called “cliff-vesting”) after three years).

In March 2009, each of Messrs. Fahey and DeWitt received awards of 10,000 time-vested RSUs. Because Mr. Kneeland had received a grant of time-vested RSUs in 2008, he did not receive an additional grant of time-vested RSUs in 2009. Similarly, because Mr. Plummer had received a grant of time-vested RSUs in connection with his December 2008 hire, he did not receive a grant of time-vested RSUs award in 2009. Neither Mr. Welch nor Mr. Schwed was an executive officer in March 2009 and, accordingly, neither received any additional RSU awards.

Performance-Vested RSUs.  Historically, the Company has also awarded RSUs that are performance-based, with vesting typically over a three-year period based on achievement of specified performance goals. Prior to 2008, the last such grants made to any of the named executive officers were in 2006, when each of Messrs. Kneeland, Welch and Schwed received awards of 50,000, 90,000 and 10,000 performance-based RSUs, respectively. The performance goals applied to vesting of these RSUs were specified annual targets over three years for EPS and ROIC, annual target reductions in SG&A expenses as a percentage of annual revenues (for Messrs. Kneeland and Welch only), annual improvements in contractor supply gross margins (for Mr. Kneeland only) and one-time implementation of certain financial programs and processes (for Mr. Welch only). At the time of the awards, the Compensation Committee’s primary focus with respect to the EPS and ROIC measures was to establish targets for the Company at the end of a three-year period. Accordingly, these two performance goals included “catch-up” provisions that permitted vesting of the RSUs if the targets were achieved in the third year, even if the specified annual targets were not achieved in one or both of the first two years.

As part of its annual processes, the Compensation Committee certifies whether the performance measures under such awards have been met. At the end of 2008, the final year of vesting under the 2006 performance-based RSU grants, none of the remaining measures were met and, accordingly, all remaining unvested RSUs from the grants were forfeited. In total, based on the forfeitures in 2008, and full or partial forfeitures in 2006 and 2007 with respect to certain of the other measures, Mr. Kneeland forfeited a total of 38,673 RSUs (out of 50,000 granted), Mr. Welch forfeited a total of 41,876 RSUs (out of 90,000 granted) and Mr. Schwed forfeited a total of 5,470 RSUs (out of 10,000 granted).

No comparable performance-vested RSUs grants were made in 2008.

Stock Options.  Recognizing that longer-term forecasts were becoming increasingly difficult in the current environment, the Compensation Committee decided to grant stock options in 2009 as the Company’s performance-based long-term incentive awards.

Mr. Plummer’s December 2008 hire and related employment agreement required the Company to grant him during 2009 a performance-based long-term incentive award with an anticipated target value of $450,000, based on the valuation method used by the Company with respect to other awards to senior executives, but without specifying the form of award. The target value of $450,000 reflected the value of his incentive awards at his prior employer and benchmarking data on competitive long-term incentive values. Based on the considerations outlined above, the Compensation Committee determined to fulfill this obligation in March 2009 by awarding him a stock option to purchase 100,000 shares of common stock, with equal annual installments vesting over a three-year period. The award, as is the case with all the Company’s stock option awards, was granted at an exercise price equal to the market value of the Company’s common stock on the date of grant.

Reflecting similar considerations, the Compensation Committee, in March 2009, authorized a stock option award to Mr. Kneeland to purchase 160,000 shares of common stock (with the same vesting terms as Mr. Plummer’s grant), in lieu of the 45,000 performance-based RSUs (assuming target performance) required under the terms of his employment agreement. The performance-based RSUs had a target value of $720,000, reflecting benchmarking data for competitive long-term incentive values, and the contemplated RSU award was converted into a stock option award of equivalent value based on a formula provided by Towers Perrin.

Each of Messrs. Fahey and DeWitt also received a stock option award to purchase 30,000 shares of common stock. Neither Mr. Welch nor Mr. Schwed was an executive officer in March 2009 and, accordingly, neither received a stock option award.

Long-Term Performance-Based Cash Incentives

In 2008, the Company engaged the consulting firm Towers Perrin to assist in redesigning its long-term cash incentive plan for non-executive employees. The Compensation Committee ultimately decided to adopt the performance measures in the new plan for purposes of establishing the performance goals for its 2008 grants of performance-based long-term incentive units (“Units”) to its executives because it felt that it was desirable to have the Company’s executives strive for and focus on achieving performance goals more directly comparable to the goals asked of non-executive employees. Messrs. Kneeland and Schwed, who received 105,000 and 58,000 Units, respectively, were the only executive officers who received such grants—reflecting the fact that neither Mr. DeWitt nor Mr. Plummer had been hired and that Mr. Welch had received a large RSU grant in 2006. For 2008, the grants of Units replaced awards of performance-based RSUs.

In considering the grants of Units for 2008, the Compensation Committee, as it had with setting 2008 goals under the Executive Plan, desired to align executive incentives more precisely with objective Company performance criteria and, more specifically, with the Company-wide performance objective of achieving profitable, long-term EBITDA growth. As a result, the Units have a single performance goal, focused on EBITDA growth and margin and measured solely at the end of the three-year performance period (December 31, 2010). Depending upon the extent to which the performance goal is achieved or surpassed, the Units will achieve a cash-settled formulaic per-unit value. The Compensation Committee believed that these features were appropriate to re-align our long-term incentive grants with the Company’s revised 2008 strategic plan. In this way, the 2008 Units are similar to prior grants made under the Company’s long-term incentive plan adopted in 2004. That plan, however, limited performance award measures to a formula tied to EPS growth, which the Compensation Committee did not believe was still the best measure, given the Company’s revised strategic plan focusing on EBITDA growth.

Accordingly, the Units, which will cliff-vest on December 31, 2010, have a per-unit value that will be based primarily upon the extent to which the Company achieves or surpasses a target level of $3.648 billion in cumulative EBITDA over the three-year period beginning January 1, 2008 and ending December 31, 2010. The per-unit value is then further adjusted depending upon whether average EBITDA margin over the same three-year period falls below, within or above a target range of between 34% and 35% (inclusive). The respective target levels for cumulative EBITDA and average EBITDA margin were set to be consistent with the Company’s previously announced goal of achieving an incremental $500 million in annual EBITDA within five years.

At the target level of cumulative EBITDA and within the target range of average EBITDA margin, the value of each Unit at vesting will be $20.00. If, however, the average EBITDA margin is below 34%, then the per-unit value will be reduced by multiplying it by .80. If, however, the average EBITDA margin is above 35%, then the per-unit value will be increased by multiplying it by 1.20. For each Unit, a threshold level of 5% less than the target cumulative EBITDA has been set, below which the value of each Unit will be reduced to zero. A maximum level of 10% more than the target cumulative EBITDA has also been set, at or above which a multiplier will be applied to the target value of each Unit, depending upon the average EBITDA margin. At average EBITDA margins below 34%, between 34% and 35% (inclusive) and above 35%, the multipliers will be respectively 1.33, 1.67 and 2.00. Performance between threshold and target levels or target and maximum levels will result, for each of the three possible average EBITDA margin outcomes (i.e., below the range, within the range, or above the range), in a payout determined based on a straight-line interpolation of the applicable payout range, with the maximum possible per-unit value being $40.00 (at cumulative EBITDA above $4.013 billion and average EBITDA margin above 35%). Upon settlement, the named executive officer will receive a cash payment equal to the per-unit cash value dictated by the above performance goals and formulae.

Severance and Change in Control Benefits

The Compensation Committee believes that agreeing to provide reasonable severance benefits is common among similar companies and is essential to recruiting key executives. Accordingly, the employment agreements with the named executive officers generally provide for varying levels of severance in the event that the Company terminates the executive without “cause” or the executive terminates for “good reason” (each as defined in the employment agreement with the executive, as set forth in more detail under “Benefits upon Termination of Employment”). In Mr. Kneeland’s case, pursuant to his employment agreement entered into in August 2008 when he became our permanent chief executive officer, he would receive 450% of his base salary prior to the voluntary reduction in 2009 (which, for 2009, equates to two times the sum of such base salary and his target incentive of 125% of such base salary) paid over a two-year period. Mr. Plummer would receive 180% of his base salary (which, for 2009, equates to his base salary and his target incentive of 80% of base salary) paid over one year. Each of Messrs. DeWitt and Fahey would receive a severance payment equal to 100% of his base salary paid over one year.

In addition, the Company’s time-vested RSU grants to Messrs. Kneeland, Plummer and Schwed in 2008 and to Mr. DeWitt in connection with his May 2008 hire, as well as the new 2009 awards of stock options granted to Messrs. Kneeland and Plummer, provide that, if the Company terminates the executive without “cause” or the executive terminates for “good reason,” a pro-rata portion of such RSUs or stock options scheduled to vest during the year of termination will vest on the date of termination. However, the Company does not currently expect that its future equity awards will provide for pro-rata vesting upon termination of employment in such circumstances. The Company also typically provides its executives with COBRA continuation coverage for a period coterminous with the duration of their severance benefit, although variations exist.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Compensation Committee believes that appropriate change in control provisions in employment agreements and/or equity awards are important tools for aligning executives’ interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, 2009 RSU and stock option awards to the named executive officers include the following provisions:

•	if the change in control results in none of the common stock of the Company being publicly traded, then all such RSUs and stock options will vest in full upon the change in control; and

•	if the change in control results in shares of common stock of the Company being publicly traded, then all such RSUs and stock options will vest in full if there is a termination by the Company without “cause” or by the individual for “good reason” within 12 months following the change in control.

A “change in control” for this purpose is defined in the employment agreement with the executive or in the applicable award agreement, as set forth in more detail under “Benefits upon a Change in Control.”

Older RSU awards for executives, both time-based and performance-based, generally include comparable, if not substantially identical, provisions (although some awards had full vesting of time-based RSUs solely upon the occurrence of a change in control). After the Company’s April 2007 announcement that it was exploring strategic alternatives, including a possible sale of the Company, the Compensation Committee determined to amend the terms of all equity awards outstanding on April 20, 2007 that vest based upon continued employment with the Company to provide that each such award that is unvested will accelerate and become fully vested upon a change in control of the Company. This amendment applied to executives and non-executives alike.

During the exploration of strategic alternatives that commenced in April 2007, the Compensation Committee agreed to pay Mr. Fahey a $150,000 retention bonus that provided for a certain payout, whether or not a merger was ever consummated, with respect to one-half of the bonus, and a contingent payout with respect to the second half. In December 2007, after the Company’s planned merger transaction with affiliates of Cerberus Capital Management, L.P. was abandoned, Mr. Fahey’s agreement was amended to provide for a certain payout of the second half of the retention bonus as well, which was then paid at the end of September 2008.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that, if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our named executive officers’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively. In connection with their respective departures, each of Messrs. Welch and Schwed entered into a separation agreement with the Company, the terms of which are described in the section “Benefits upon Termination of Employment.”

Retirement Benefits

The Compensation Committee believes that providing a cost-effective retirement benefit for the Company’s executives is an important recruitment and retention tool. Accordingly, the Company maintains a 401(k) plan for all employees, and provides employer-matching contributions (subject to certain limitations) based on an employee’s contributions.

The Company affords the named executive officers an opportunity to defer a portion of their compensation in excess of the amounts that are legally permitted to be deferred under the Company’s 401(k) plan and to defer the receipt of the shares of common stock that ordinarily would be received upon the vesting of RSUs. Any deferred compensation is credited with earnings based on the investment performance of investments selected by the executive. No such earnings would be considered above market or preferential. The deferred RSUs are not credited with earnings, but changes in the value of our common stock similarly change the value of the deferred RSUs. The deferred compensation, which may be of significant benefit to the executives and entails a minimal administrative expense for the Company, is a common benefit provided to senior executives of similarly situated companies. Consequently, the Compensation Committee believes that it is appropriate to provide such deferred compensation.

Perquisites and Other Personal Benefits

We also maintain employee benefit programs for our executives and other employees. Our named executive officers generally participate in our employee health and welfare benefits on the same basis as all employees.

The Company does not have a formal perquisite policy, although the Compensation Committee periodically reviews perquisites for our named executive officers. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, use of Company vehicles and meal perquisites (which did not continue in 2009).

Recoupment Policy

Beginning with Mr. Kneeland’s new employment agreement entered into in August 2008, and continuing with Mr. Plummer’s December 2008 employment agreement and the Company’s revised RSU and stock option award forms for 2009, the Compensation Committee has included “clawback” provisions in its agreements that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and performance-based RSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain mandatory restatements that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. More generally, for all 2009 RSU and stock option awards, including RSUs with time-based vesting, the award forms now include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, which are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Tax and Accounting Implications

When it reviews compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to the executive. Internal Revenue Code Section 162(m) limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as “performance-based compensation” (as defined in Internal Revenue Code Section 162(m)) is deductible. The Compensation Committee considers these requirements when designing compensation programs for named executive officers. Although the Company has plans that permit the award of deductible compensation under Internal Revenue Code Section 162(m), the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, most of the Company’s compensation programs (including annual performance-based cash incentives, long-term performance-based cash incentives, stock options and performance-based RSUs) are designed to qualify for deductibility under Section 162(m). However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the executive officers or for other reasons.

During 2008, the Compensation Committee amended each of the Company’s executive officer employment agreements, as well as each of the Company’s benefit plans that included deferred compensation arrangements, to comply with Internal Revenue Code Section 409A and the applicable regulations, a tax law enacted in 2004 that governs “nonqualified deferred compensation.” New employment or similar agreements and employee benefit plans are prepared with the assistance of outside counsel and will be designed to comply with Section 409A.

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), which requires the Company to recognize a compensation expense relating to share-based payments (including stock options and other forms of equity compensation). SFAS 123R is taken into account by the Compensation Committee in determining which types of equity awards should be granted.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Singleton B. McAllister, Chairman*
José B. Alvarez**
Bobby J. Griffin**
Brian D. McAuley
L. Keith Wimbush*

* Ms. McAllister and Mr. Wimbush were appointed members of the Compensation Committee on July 14, 2008.

** Messrs. Alvarez and Griffin joined the Board in January 2009 and were appointed members of the Compensation Committee on February 24, 2009.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.

									Non-Equity
						Stock		Option	Incentive Plan		All Other
Name and		Salary		Bonus		Awards(1)(2)		Awards	Compensation		Compensation	Total
Principal Position	Year	($)		($)		($)		($)(3)	($)(4)		($)(5)	($)

Michael Kneeland(6)	2008	$602,993	(7)	—		($14,732	)(8)	—	$105,861		$2,000	$696,122
President and Chief	2007	$493,750	(9)	$318,173		$1,085,071		—	$331,827		$35,823	$2,264,644
Executive Officer	2006	$378,077		—		$1,318,962		—	$972,600		$19,088	$2,688,727
William Plummer(10)	2008	$36,538	(11)	—		$7,939		—	—		—	$44,477
Executive Vice President and Chief Financial Officer
Martin Welch(12)	2008	$562,500		—		($144,810	)(13)	—	$92,025		$2,000	$511,715
Former Executive Vice	2007	$553,125	(14)	—		$1,934,026		—	$475,847		$32,131	$2,995,129
President and Chief	2006	$667,500		$301,024		$2,892,931		—	$498,400		$132,830	$4,493,585
Financial Officer
Roger Schwed(15)	2008	$425,000		$69,530	(16)	$274,486	(17)	—			$12,051	$771,016
Former Executive Vice	2007	$418,750	(18)	$129,836		$484,910		—	$345,164		—	$1,378,660
President and General Counsel	2006	$221,539	(19)	$285,000		$479,791		—	—		—	$986,330
John Fahey(20)	2008	$249,856	(21)	$172,500	(22)	$172,467		$5,199	$97,500	(23)	$2,000	$699,522
Vice President— Controller
Kenneth DeWitt(24)	2008	$205,077	(25)	$1,797	(26)	$63,633		—	$108,203	(27)	$80,776	$459,486
Vice President—Chief Information Officer

(1)	Note 2 to our consolidated financial statements, included in our annual reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006, includes a discussion of the assumptions made in the valuation of restricted stock awards.

(2)	Except as otherwise noted, the amount in this column represents the amount recognized as an expense in the applicable fiscal year with respect to all stock awards previously granted to the named executive officer.

(3)	Note 2 to our consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2005, includes a discussion of the assumptions made in the valuation of stock option awards.

(4)	Represents the amount earned under the Executive Plan or Corporate Plan, as the case may be, with respect to the applicable fiscal year.

(5)	As part of our compensation program, we provide our executives with certain perquisites and personal benefits. In 2008, (i) Mr. DeWitt received benefits in an aggregate amount of $80,776 in connection with his relocation and (ii) Mr. Schwed received a car allowance of $8,168 and a meal perquisite (which did not continue in 2009) of $1,883. In accordance with SEC regulations, perquisites and personal benefits have been omitted where the total annual value for a named executive officer is less than $10,000. This column also includes the Company’s matching contributions to the Company’s 401(k) plan.

(6)	Michael Kneeland was appointed president and chief executive officer on August 22, 2008 and previously served as interim chief executive officer since June 4, 2007.

(7)	Represents base salary earned in 2008. Mr. Kneeland’s annual base salary was $525,000 through August 21, 2008 and $750,000 thereafter. Mr. Kneeland suggested and the Compensation Committee agreed to a reduction of his annual base salary to $600,000, effective January 1, 2009.

(8)	Mr. Kneeland forfeited 30,340 performance-based RSUs in 2008. This column reflects (i) the amount of expense recognized by the Company with respect to RSUs previously granted to Mr. Kneeland (a total amount of $755,652), less (ii) the amount of expense recognized by the Company with respect to performance-based RSUs in 2006 and 2007 (a total amount of $770,384), which amount was reversed when such RSUs were ultimately forfeited in 2008. The total for Mr. Kneeland is negative because the amount reversed exceeded the amount expensed in 2008 for all his other stock awards.

(9)	Represents base salary earned in 2007. Mr. Kneeland’s annual base salary was $400,000 through March 31, 2007 and $525,000 thereafter.

(10)	Mr. Plummer joined the Company as executive vice president and chief financial officer on December 1, 2008.

(11)	Represents base salary earned in 2008. Mr. Plummer’s annual base salary is $475,000.

(12)	Effective December 1, 2008, Mr. Welch relinquished his role as executive vice president and chief financial officer.

(13)	Mr. Welch forfeited 28,543 performance-based RSUs in 2008. This column reflects (i) the amount of expense recognized by the Company with respect to RSUs previously granted to Mr. Welch (a total amount of $526,009), less (ii) the amount of expense recognized by the Company with respect to performance-based RSUs in 2006 and 2007 (a total amount of $670,819), which amount was reversed when such RSUs were ultimately forfeited in 2008. The total for Mr. Welch is negative because the amount reversed exceeded the amount expensed in 2008 for all his other stock awards.

(14)	Represents base salary earned in 2007. Mr. Welch’s annual base salary was $525,000 through March 31, 2007 and $562,500 thereafter.

(15)	Effective February 17, 2009, Mr. Schwed relinquished his role as executive vice president and general counsel.

(16)	In connection with the execution of his separation agreement with the Company, Mr. Schwed received a lump-sum amount of $180,000 in lieu of any cash incentive for 2008 and 2009 performance. The listed amount is the amount that Mr. Schwed would have earned under the Executive Plan for 2008 if he had still been a participant at the time performance goals were certified and awards were paid, and is presented herein as a discretionary bonus for 2008. The balance of the $180,000 payment is discussed under “Benefits upon Termination of Employment.”

(17)	Mr. Schwed forfeited 5,470 performance-based RSUs in 2008. This column reflects (i) the amount of expense recognized by the Company with respect to RSUs previously granted to Mr. Schwed (a total amount of $387,207), less (ii) the amount of expense recognized by the Company with respect to performance-based RSUs in 2006 and 2007 (a total amount of $112,721), which amount was reversed when such RSUs were ultimately forfeited in 2008.

(18)	Represents base salary earned in 2007. Mr. Schwed’s annual base salary was $400,000 through March 31, 2007 and $425,000 thereafter.

(19)	Represents base salary earned in 2006. Mr. Schwed joined the Company in June 2006 with an annual base salary of $400,000.

(20)	Mr. Fahey was appointed vice president and controller in January 2008. Mr. Fahey was not a named executive officer prior to 2008. In accordance with SEC regulations, only compensation information for the fiscal year in which Mr. Fahey became a named executive officer is reported in the Summary Compensation Table.

(21)	Represents base salary earned in 2008. Mr. Fahey’s annual base salary was $250,000 from January 1, 2008, but payroll procedures resulted in the minor discrepancy reflected in the table.

(22)	Represents (i) a discretionary retention bonus of $150,000 paid in connection with the Company’s strategic alternatives process announced in April 2007, and (ii) a discretionary amount of $22,500 paid in recognition of individual performance awarded to Mr. Fahey as part of his total 2008 cash payment under the Corporate Plan.

(23)	Represents the target incentive amount, adjusted for Company performance, under the Company’s Corporate Plan.

(24)	Mr. DeWitt joined the Company as vice president and chief information officer in May 2008.

(25)	Represents base salary earned in 2008. Mr. DeWitt’s annual base salary is $310,000.

(26)	Represents a discretionary amount of $1,797 in recognition of individual performance awarded to Mr. DeWitt as part of his total 2008 cash payment under the Corporate Plan.

(27)	Represents the target incentive amount, adjusted for Company performance, under the Company’s Corporate Plan.

Many of the components of the compensation for the named executive officers are based on their employment agreements with us. The following discussion explains the material terms of the employment agreements and also explains other compensation components that are not included in the employment agreements. The rights of the named executive officers to receive certain benefits upon termination of employment or a change in control of the Company are described below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Mr. Kneeland

Mr. Kneeland has been our president and chief executive officer since August 22, 2008. Prior to that time, Mr. Kneeland served as our interim chief executive officer since June 4, 2007.

Base Salary. Mr. Kneeland’s annual base salary was increased from $525,000 to $750,000 in connection with his promotion to president and chief executive officer, effective August 22, 2008. The Compensation Committee determined not to change Mr. Kneeland’s base salary for 2009. However, Mr. Kneeland suggested and the Compensation Committee agreed to a reduction of his annual base salary to $600,000, effective January 1, 2009.

Annual Incentive Compensation Plan. Mr. Kneeland is eligible to participate in the plan each year and, in 2008, as required by his employment agreement, Mr. Kneeland’s target incentive was 125% of base salary and his maximum incentive was 150% of base salary. Mr. Kneeland received his performance-based cash incentive for 2008 in the amount of $105,861. In 2009, Mr. Kneeland’s maximum incentive is 0.2% of EBITDA, subject to limits included in Mr. Kneeland’s employment agreement and the Compensation Committee’s exercise of discretion to reduce the amount of Mr. Kneeland’s incentive payment.

Restricted Stock Units. The Compensation Committee has periodically awarded RSUs to Mr. Kneeland, including 100,000 RSUs granted in 2006 (50,000 of which were time-vested RSUs and 50,000 of which were performance-vested RSUs, with 38,673 of the performance-vested RSUs ultimately being forfeited) and 80,000 time-vested RSUs in 2008. The terms of the 2008 grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation.” No RSUs were granted to Mr. Kneeland in 2007. Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table. In 2009, the Compensation Committee granted to Mr. Kneeland a stock option to purchase 160,000 shares of common stock, in lieu of the 45,000 performance-based RSUs (assuming target performance) required under the terms of his employment agreement.

Long-Term Incentive Units. In 2008, the Compensation Committee also awarded Mr. Kneeland 105,000 Units. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation” and in the Grants of Plan-Based Awards Table.

Mr. Plummer

Mr. Plummer joined the Company as our executive vice president and chief financial officer in December 2008.

Base Salary. Mr. Plummer’s annual base salary in 2008 was $475,000. The Compensation Committee determined not to change Mr. Plummer’s base salary for 2009.

Annual Incentive Compensation Plan. Starting in 2009, Mr. Plummer is eligible to participate in the plan each year. In 2009, Mr. Plummer’s maximum incentive is 0.1% of EBITDA, subject to limits included in Mr. Plummer’s employment agreement and the Compensation Committee’s exercise of discretion to reduce the amount of Mr. Plummer’s incentive payment.

Restricted Stock Units. The Compensation Committee granted Mr. Plummer 40,000 time-vested RSUs in 2008. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation.” Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table. In 2009, the Compensation Committee granted to Mr. Plummer a stock option to purchase 100,000 shares of common stock, in satisfaction of the Company’s obligation under the terms of his employment agreement to provide him with a long-term incentive award in 2009 valued at $450,000.

Mr. Welch

Mr. Welch relinquished his position as executive vice president and chief financial officer, effective December 1, 2008. The Company and Mr. Welch entered into a separation agreement pursuant to which Mr. Welch agreed to stay on for a transition period until March 31, 2009.

Base Salary. Mr. Welch’s annual base salary in 2008 and 2009 (until the end of the transition period on March 31, 2009) was $562,500.

Annual Incentive Compensation Plan. Mr. Welch was eligible to participate in the plan each year and, as required by his employment agreement, in 2008, Mr. Welch’s target incentive was 90% of base salary and his maximum incentive was 125% of base salary. Mr. Welch received his performance-based cash incentive for 2008 in the amount of $92,025.

Restricted Stock Units. The Compensation Committee granted Mr. Welch 190,000 RSUs in 2006 (100,000 of which were time-vested RSUs and 90,000 of which were performance-based RSUs, with 41,876 of the performance-vested RSUs ultimately being forfeited). No RSUs were granted to Mr. Welch in 2007 or 2008, in recognition of the fact that the 2006 grant was intended to cover equity compensation for a three-year period. Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table.

Severance Benefits. Mr. Welch is receiving the severance benefits to which he was entitled under his employment agreement (i.e., 190% of his base salary paid over a one-year period), as well as certain other benefits, as further described under “Benefits upon Termination of Employment.”

Mr. Schwed

Mr. Schwed relinquished his position as executive vice president, general counsel and corporate secretary, effective February 18, 2009. The Company and Mr. Schwed entered into a separation agreement pursuant to which Mr. Schwed agreed to stay on for a transition period until March 31, 2009.

Base Salary. Mr. Schwed’s annual base salary in 2008 and 2009 (until the end of transition period on March 31, 2009) was $425,000.

Annual Incentive Compensation Plan. Mr. Schwed was eligible to participate in the plan each year and, as required by his employment agreement, in 2008, Mr. Schwed’s target incentive was 90% of his base salary and his maximum incentive was 125% of his base salary. Pursuant to the separation agreement between the Company and Mr. Schwed, which was entered into in connection with Mr. Schwed’s resignation, he received a lump-sum amount of $180,000 in lieu of any cash incentive for 2008 and 2009.

Restricted Stock Units. The Compensation Committee has periodically awarded RSUs to Mr. Schwed, including 45,000 RSUs in 2006 (35,000 of which were time-vested RSUs and 10,000 of which were performance-vested RSUs, with 2,365 of the time-vested RSUs and 5,470 of the performance-vested RSUs ultimately being forfeited) and 42,000 time-vested RSUs in 2008 (27,195 of which were ultimately forfeited). The terms of the 2008 grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation.” No RSUs were granted to Mr. Schwed in 2007. Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table.

Long-Term Incentive Units. In 2008, the Compensation Committee also awarded Mr. Schwed 58,000 Units. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation” and in the Grants of Plan-Based Awards Table.

Severance Benefits. Mr. Schwed will receive the severance benefits to which he was entitled under his employment agreement, including 190% of his base salary paid over a one-year period, as further described under “Benefits upon Termination of Employment.”

Mr. Fahey

Mr. Fahey was appointed our vice president—controller in 2008 and, in that role, continues to serve the Company as principal accounting officer, as he has since August 2006.

Base Salary. Mr. Fahey’s annual base salary in 2008 was $250,000. The Compensation Committee determined not to change Mr. Fahey’s base salary for 2009.

Incentive and Bonus. In 2008, Mr. Fahey did not participate in the Company’s Executive Plan. He did participate in the Company’s Corporate Plan and received a payment of $120,000. The calculation of this payment is described in “Compensation Discussion and Analysis—Performance-Based Compensation.” Mr. Fahey also received a retention bonus of $150,000 paid in connection with the Company’s strategic alternatives process announced in April 2007.

Restricted Stock Units. The Compensation Committee has periodically granted shares of restricted stock and RSUs to Mr. Fahey, including 4,000 shares of restricted stock in 2006, 5,500 time-vested RSUs in 2007 and 14,000 time-vested RSUs in 2008. The terms of the 2008 grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation.” No RSUs were granted to Mr. Fahey in 2006. Each year that an outstanding share of restricted stock or RSU is not yet fully vested, we recognize an expense with respect to the share or RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table. In 2009, the Compensation Committee granted to Mr. Fahey 10,000 time-vested RSUs and a stock option to purchase 30,000 shares of common stock.

Mr. DeWitt

Mr. DeWitt joined the Company as vice president—chief information officer in May 2008.

Base Salary. Mr. DeWitt’s annual base salary in 2008 was $310,000. The Compensation Committee determined not to change Mr. DeWitt’s base salary for 2009.

Incentive. In 2008, Mr. DeWitt did not participate in the Company’s Executive Plan. He did participate in the Company’s Corporate Plan and received a payment of $110,000. The calculation of this payment is described in “Compensation Discussion and Analysis—Performance-Based Compensation.”

Restricted Stock Units. The Compensation Committee granted Mr. DeWitt 15,000 time-vested RSUs in 2008. The terms of this grant are described in “Compensation Discussion and Analysis—Performance-Based Compensation.” Each year that an outstanding RSU is not yet fully vested, we recognize an expense with respect to the RSU. This amount is reported in the Stock Awards column in the Summary Compensation Table. In 2009, the Compensation Committee granted to Mr. DeWitt 10,000 time-vested RSUs and a stock option to purchase 30,000 shares of common stock.

Relocation Expense. In connection with his May 2008 hire, Mr. DeWitt received benefits in an aggregate amount of $80,776 in connection with his relocation from Ohio to Connecticut.

Benefits

The employment agreements of the named executive officers generally provide that they are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions).

Indemnification

We have entered into indemnification agreements with each of our current and former executive officers listed above. Each of these agreements provides, among other things, for us to indemnify and advance expenses to each such officer against certain specified claims and liabilities that may arise in connection with such officer’s services to the Company.

Grants of Plan-Based Awards in 2008

The table below summarizes the equity and non-equity awards granted to the named executive officers in 2008.

							All Other	All Other
							Stock	Option		Grant
							Awards:	Awards:	Exercise	Date Fair
							Number of	Number of	or Base	Value of
			Estimated Future				Shares of	Securities	Price of	Stock and
			Payouts Under				Stock or	Underlying	Option	Option
	Grant		Non-Equity Incentive Plan				Units	Options	Awards	Awards
Name	Date		Awards				(#)	(#)	($/Sh)	($)(1)
			Number
			of Units	Threshold	Target	Maximum
			(#)	($)	($)	($)

Michael Kneeland	—	(2)	105,000	$0	$2,100,000	$4,200,000	—	—	—	—
	3/10/2008		—	—	—	—	80,000	—	—	$1,486,400
	—	(3)	—	$59,063	$656,250	$787,500	—	—	—	—
William Plummer	12/1/2008		—	—	—	—	40,000	—	—	$285,800
Martin Welch	—	(3)	—	$56,953	$506,250	$703,125	—	—	—	—
Roger Schwed	—	(2)	58,000	$0	$1,160,000	$2,320,000	—	—	—	—
	3/10/2008		—	—	—	—	42,000	—	—	$780,360
	—	(3)	—	$43,031	$382,500	$531,250	—	—	—	—
John Fahey	2/4/2008		—	—	—	—	14,000	—	—	$261,450
	—	(4)	—	$75,000	$150,000	$225,000	—	—	—	—
Kenneth DeWitt	5/1/2008		—	—	—	—	15,000	—	—	$286,350
	—	(4)	—	$83,233	$166,466	$249,699	—	—	—	—

(1)	The amounts in this column reflect the expense recognized by us in respect of stock and option awards in compliance with SFAS 123R. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is determined by using either the closing stock price (used for Messrs. Kneeland and Schwed) or the average of the high and low of stock prices (used for Messrs. Plummer, Fahey and DeWitt) on the grant date.

(2)	Represents long-term incentive units granted under our 2001 Comprehensive Stock Plan. The Units, which are cash-settled, will vest on December 31, 2010, with a per-unit value primarily based upon the extent to which the Company has achieved or surpassed a target level of $3.648 billion in cumulative EBITDA over the three-year period beginning January 1, 2008 and ending December 31, 2010. The Unit value is then further adjusted depending upon whether average EBITDA margin over the same three-year period falls below, within or above a target range of between 34% and 35% (inclusive). The respective target levels for cumulative EBITDA and average EBITDA margin have been set to be consistent with the Company’s announced goal of achieving an incremental $500 million in annual EBITDA within five years. Payment with respect to the Units will be made in the first quarter of 2011 once the Compensation Committee certifies results. The value of our common stock is relevant only for purposes of determining what portion of the payment is deductible under Internal Revenue Service Code Section 162(m). If the value of our common stock at settlement is less than the per-unit value, the Company may make a supplemental cash payment, but this payment will not qualify for deduction.

(3)	For Messrs. Kneeland, Welch and Schwed, the threshold, target and maximum figures represent the respective ranges of incentive opportunity under the Executive Plan, which reflect percentages of base salary established by the Compensation Committee.

(4)	For Messrs. Fahey and DeWitt, the threshold, target and maximum figures represent the incentive funding levels (prorated, in the case of DeWitt, based on his May 1, 2008 hire date) that result from the corresponding threshold, target and maximum levels of Company EBITDA achievement under the Corporate Plan. Actual payments under the Corporate Plan are subject to adjustment, in the Compensation Committee’s discretion, based on individual performance, as reflected in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options, unvested shares of restricted stock, unvested RSUs and RSUs with performance conditions not yet satisfied for each named executive officer as of December 31, 2008. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. For additional information about equity awards, see “Compensation Discussion and Analysis—Performance-Based Compensation.”

	Option Awards				Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
					Number of			Plan Awards:	Market or
					Shares or		Market	Number of	Payout Value
					Units of		Value of	Unearned	of Unearned
	Number of	Number of			Stock		Shares or	Shares,	Shares,
	Securities	Securities			That		Units of	Units or	Units or
	Underlying	Underlying	Option		Have		Stock That	Other Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	Not		Have Not	That Have	That Have
	Options	Options	Price	Expiration	Vested		Vested	Not Vested	Not Vested
Name	Exercisable (#)	Unexercisable (#)	($)	Date	(#)		($)(1)	(#)	($)

Michael Kneeland	10,000	—	$26.25	6/24/2009	96,667	(2)	$881,603	—	—
	13,333	—	$13.75	3/15/2010	—		—	—	—
William Plummer	—	—	—	—	40,000	(3)	$364,800	—	—
Martin Welch	—	—	—	—	33,334	(4)	$304,006	—	—
Roger Schwed	—	—	—	—	53,667	(5)	$489,443	—	—
John Fahey	10,000	—	$19.88	9/6/2015	23,500	(6)	$214,320	—	—
Kenneth DeWitt	—	—	—	—	15,000	(7)	$136,800	—	—

(1)	Amounts in this column reflect a closing price per share of Company common stock of $9.12 on December 31, 2008.

(2)	Represents 80,000 RSUs granted on March 10, 2008, of which 30,000 vested on March 10, 2009 and the remaining 50,000 will vest ratably in two equal installments on March 10 of each of 2010 and 2011, and 16,667 RSUs remaining from a grant on June 5, 2006, which will vest on May 15, 2009.

(3)	Represents 40,000 RSUs granted on December 1, 2008, of which 13,333 will vest on December 1, 2009 and the remaining 26,667 will vest on December 1, 2011.

(4)	Represents 33,334 RSUs remaining from a grant on May 30, 2006, which vested on March 31, 2009.

(5)	Represents 42,000 RSUs granted on March 10, 2008, of which 14,000 vested on March 10, 2009 and the remaining 28,000 were scheduled to vest ratably in two equal installments on March 10 of each of 2010 and 2011, and 11,667 RSUs remaining from a grant on June 14, 2006, which were scheduled to vest on June 15, 2009. A pro-rata amount of 10,107 RSUs vested on March 31, 2009 pursuant to Mr. Schwed’s award agreements and the remaining 29,560 RSUs were forfeited on March 31, 2009.

(6)	Represents 4,000 shares of restricted stock awarded on May 19, 2006, which will vest on May 19, 2009, 5,500 RSUs granted on March 7, 2007, which will vest on March 7, 2010 and 14,000 RSUs granted on February 4, 2008, of which 4,666 will vest on February 4, 2009 and the remaining 9,334 will vest on February 4, 2011.

(7)	Represents 15,000 RSUs granted on May 1, 2008, which will vest on May 1, 2011.

Option Exercises and Stock Vested in 2008

The table below summarizes, for each named executive officer, the number of shares acquired upon the exercise of stock options and the vesting of stock awards (with the value realized, based on the closing price per share of our common stock on the date of vesting).

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Michael Kneeland	—	—	19,662	$397,654
William Plummer	—	—	—	$—
Martin Welch	—	—	38,125	$717,029
Roger Schwed	—	—	12,865	$276,599
John Fahey	—	—	—	$—
Kenneth DeWitt	—	—	—	$—

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2008

The deferrals reflected in the table below were made under two plans: the United Rentals, Inc. Restricted Stock Unit Deferral Plan (the “RSU Deferral Plan”) and the United Rentals, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Both plans are unfunded plans and the participants in the plans are unsecured general creditors of the Company. The Company did not make any contributions to either plan in 2008.

The RSU Deferral Plan permits executives to elect to defer receipt of shares of common stock when RSUs vest. Ordinarily, when an RSU vests, the recipient of the RSU receives a share of common stock in payment of the RSU. Under the RSU Deferral Plan, receipt of that share may be deferred to a date selected by the individual, consistent with the plan and applicable Internal Revenue Service regulations. The value of the deferred RSUs will fluctuate corresponding to changes in the value of our common stock; no other income is credited to the deferred RSUs.

The Deferred Compensation Plan permits executives to defer all or part of the individual’s base salary, annual cash incentive award or restricted stock awards. Consistent with the plan and applicable Internal Revenue Service regulations, the individual selects the date that payment of the deferred amounts will begin and the payment schedule, which may be a lump sum or up to 15 annual installments. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan.

	Executive	Aggregate
	Contributions in	Earnings in	Aggregate	Aggregate Balance
	Last FY	Last FY	Withdrawals/Distributions	at Last FYE
Name	($)	($)(1)	($)	($)

Michael Kneeland	—	$(7,359)	$87,131	$47,087 (2)

(1)	Amounts in this column are not included in the Summary Compensation Table for 2008 because no such earnings would be considered above market or preferential.

(2)	This amount represents Mr. Kneeland’s aggregate balances under the RSU Deferral Plan and the Deferred Compensation Plan at the end of 2008. No amount was previously reported as compensation for Mr. Kneeland in the Summary Compensation Table in 2007 or 2006.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2008, which the named executive officers would receive upon a termination of employment (other than Messrs. Welch and Schwed, who are no longer employees, although Mr. Schwed continues as a consultant to the Company).

If the employment of any of the named executive officers is terminated by us without “cause” or by the executive (other than Mr. DeWitt) for “good reason,” the executives would be entitled to the following benefits:

•	Cash severance:

•	Mr. Kneeland, pursuant to a new employment agreement entered into in August 2008, would receive a severance payment equal to 450% of his annual base salary prior to the voluntary reduction in 2009 (which, for 2009, equates to two times the sum of such base salary and his target incentive of 125% of such base salary), and would receive the payment over a two-year period.

•	Mr. Plummer would receive a severance payment equal to 180% of his annual base salary (which, for 2009, equates to his base salary and his target incentive of 80% of base salary), and would receive the payment over a one-year period.

•	Each of Messrs. DeWitt and Fahey would receive a severance payment at the rate of 1/26th of the executive’s annual base salary every two weeks for a period of 12 months.

•	Each of Messrs. Kneeland, Plummer and DeWitt would be entitled to pro-rata vesting of the next tranche of RSUs that would have vested based on the executive’s continued employment with the Company.

•	Mr. Kneeland would receive COBRA continuation coverage for 18 months at no cost. Each of Messrs. Plummer and DeWitt would receive COBRA continuation coverage for one year at no cost.

If the employment of any of the named executive officers is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

•	Each of Messrs. Kneeland and Plummer would receive pro-rata vesting of the next tranche of RSUs that would have vested based on the executive’s continued employment with the Company (other than, in the case of Mr. Kneeland, with respect of his 2006 RSU grant ).

•	Mr. Kneeland would receive pro-rata vesting of Units that would have vested based on the achievement of performance goals.

•	Messrs Fahey and DeWitt would receive vesting of RSUs or shares of restricted stock, as the case may be, that would have vested based on the executives continued employment with the Company.

•	Mr. Kneeland would receive COBRA continuation coverage for 18 months at no cost. Mr. Plummer would receive COBRA continuation coverage for one year at no cost.

The table below summarizes the compensation that the named executive officers would have received had they been terminated as of December 31, 2008.

	Termination by the Company
	without cause or by the executive
	for good reason(1)			Death or disability
	Cash severance, plus	Accelerated vesting of			Accelerated vesting of
	COBRA payments,	RSUs and shares of			RSUs and shares of
Executive	if any ($)	restricted stock ($)(2)	Total ($)	COBRA payments ($)	restricted stock ($)(2)	Total ($)

Michael Kneeland	$3,398,252 ($3,375,000 paid over two years and $23,252 paid over 18 months)(3)	$317,659 (value of acceleration of vesting of 34,831 RSUs)	$3,715,911	$23,252	$921,880 (value of acceleration of vesting of 24,329 RSUs and 35,000 Units)(4)	$945,132
William Plummer	$872,170 (paid over one year)(5)	$10,324 (value of acceleration of vesting of 1,132 RSUs)	$882,494	$17,170	$10,324 (value of acceleration of vesting of 1,132 RSUs)	$27,494
John Fahey	$250,000 (paid over one year)(6)	—	$250,000	—	$214,320 (value of acceleration of vesting of 23,500 RSUs)	$214,320
Kenneth DeWitt	$327,170 (paid over one year)(7)	$30,579 (value of acceleration of vesting of 3,353 RSUs)	$357,749	—	$136,800 (value of acceleration of vesting of 15,000 RSUs)	$136,800

(1)	Except in Mr. DeWitt’s case, where such benefits apply only if his employment is terminated by the Company without cause.

(2)	Except as otherwise noted, amounts in this column reflect a closing price per share of Company common stock of $9.12 on December 31, 2008.

(3)	Representing the sum of (i) 450% of Mr. Kneeland’s annual base salary as of December 31, 2008 ($750,000) (which, for 2009, equates to two times the sum of his base salary and target incentive of 125% of his base salary) paid over two years, and (ii) $23,252, being the cost of COBRA for 18 months, paid in the form of COBRA continuation coverage at no cost to Mr. Kneeland.

(4)	The value of acceleration of vesting of 35,000 Units has been calculated assuming the target unit value of $20. The actual unit value would be determined at the end of the applicable performance period based on actual performance.

(5)	Representing the sum of (i) 180% of Mr. Plummer’s annual base salary as of December 31, 2008 ($475,000) (which, for 2009, equates to his base salary and target incentive of 80% of his base salary) paid over one year, and (ii) $17,170, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Plummer.

(6)	Representing Mr. Fahey’s annual base salary as of December 31, 2008 ($250,000) paid in bi-weekly installments over one year.

(7)	Representing the sum of (i) Mr. DeWitt’s annual base salary as of December 31, 2008 ($310,000) paid in bi-weekly installments over one year, and (ii) $17,170, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. DeWitt.

For each of Messrs. Kneeland, Plummer, DeWitt and Fahey, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties with us. For each of Messrs. Kneeland and Plummer, “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 60 miles from Greenwich, Connecticut. For Mr. Fahey, a “good reason” exists only if Mr. Fahey is required to relocate to another facility that is based more than 60 miles from Greenwich, Connecticut.

The definitions summarized above vary in some respects among the executive officers’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Mr. Welch is not included in the table above because he relinquished his role as executive vice president and chief financial officer, effective December 1, 2008. Pursuant to the separation agreement between Mr. Welch and the Company, Mr. Welch continued to receive his regular salary during a transition period ending on March 31, 2009. Mr. Welch also received or will receive (i) $1,068,750, representing 190% of his annual base salary ($562,500), paid over a one-year period, and (ii) COBRA payments for up to 12 months in the aggregate amount of $17,170 (based on 2009 rates).

As discussed above, Mr. Welch received, in accordance with the terms of the Executive Plan, his performance-based cash incentive for 2008 in the amount of $92,025. In addition, Mr. Welch received 20,057 shares of common stock (i.e., 33,334 shares, less 13,277 shares withheld for taxes) in settlement of outstanding time-vested RSUs, which vested on March 31, 2009, with a value of $140,036 (based on the closing price per share of the Company’s common stock of $4.21 on March 31, 2009) but, because the related performance measures were not met at year-end, Mr. Welch forfeited 28,543 performance-based RSUs in 2008.

Mr. Schwed is not included in the above table because Mr. Schwed relinquished his role as executive vice president and general counsel, effective February 17, 2009. Pursuant to the separation agreement between Mr. Schwed and the Company, Mr. Schwed continued to receive his regular salary during a transition period ending on March 31, 2009. Mr. Schwed also received or will receive (i) $807,500, representing 190% of his annual base salary ($425,000), paid over a one-year period, (ii) COBRA payments for up to the 12-month period contemplated in his employment agreement in the aggregate amount of $17,170 (based on 2009 rates), and (iii) pro-rata vesting of 10,107 outstanding time-vested RSUs, with a value of $42,550 (based on the closing price per share of the Company’s common stock of $4.21 on March 31, 2009).

As discussed above, Mr. Schwed received a lump-sum amount of $180,000 in lieu of any cash incentive for 2008 and 2009 performance. In addition, Mr. Schwed received 8,708 shares of common stock (i.e., 14,000 shares, less 5,292 shares withheld for taxes) in settlement of outstanding time-vested RSUs, which vested on March 10, 2009, with a value of $46,060 (based on the closing price per share of the Company’s common stock of $3.29 on March 10, 2009) but, because the related performance measures were not met at year-end, Mr. Schwed forfeited 5,470 performance-based RSUs in 2008.

Separately, the Company also entered into a six-month consulting agreement with Mr. Schwed pursuant to which he will receive, among other things, $150,000 (payable in six equal monthly installments) and COBRA continuation coverage (subject to his continuing to pay the employee contribution portion).

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2008, which the named executive officers would receive upon a change in control (other than Messrs. Welch and Schwed, who are no longer employees, although Mr. Schwed continues as a consultant to the Company).

Pursuant to the applicable award agreement, in the event of a change of control of the Company, Mr. Kneeland would receive vesting of RSUs that would have vested based on continued employment with the Company and pro-rata vesting of Units that would have vested based on the achievement of performance goals.

In addition, if we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a change in control of the Company, Mr. Kneeland would receive the following benefits:

•	an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the Executive Plan; and

•	COBRA continuation coverage for 18 months at no cost.

Pursuant to the applicable award agreement, in the event of a change of control of the Company, each of Messrs. Plummer and Fahey (with respect to his 2006 restricted stock award and 2007 RSU award) would receive vesting of RSUs or shares of restricted stock, as the case may be, that would have vested based on continued employment with the Company.

Pursuant to the applicable award agreement, each of Messrs. Fahey (with respect to his 2008 RSU award) and DeWitt would receive vesting of all RSUs that would have vested based on continued employment with the Company:

•	if the change in control results in the Company ceasing to be publicly traded; or

•	if the employment of the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the named executive officers would have received in the event of a change in control of the Company on December 31, 2008. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

		Payments (in addition to payments in the first
		column) upon termination by the Company
		without cause or by the executive for good reason
Executive	Payments upon a change in control ($)(1)	within 12 months following a change in control ($)(1)	Total ($)

Michael Kneeland	$1,581,603 (value of acceleration of vesting of 96,667 RSUs and 35,000 Units)	$5,068,877(2)	$6,650,048(3)
William Plummer	$364,800 (value of acceleration of vesting of 40,000 RSUs)	$872,170(4)	$1,247,294
John Fahey	$86,640 (value of acceleration of vesting of 9,500 RSUs)	$377,680(5)	$464,320
Kenneth DeWitt	—	$463,970(6)	$463,970

(1)	Amounts in this column reflect a closing price per share of Company common stock of $9.12 on December 31, 2008, except that the value of acceleration of vesting of 35,000 Units has been calculated using the target unit value of $20 in accordance with the applicable award agreement.

(2)	Representing the sum of (i) $5,045,625, being 2.99 times 225% of Mr. Kneeland’s annual base salary as of December 31, 2008 ($750,000) (Mr. Kneeland’s target incentive for 2008 is 125% of his base salary), and (ii) $23,252, being the cost of COBRA for 18 months, paid in the form of COBRA continuation coverage at no cost to the Mr. Kneeland.

(3)	In the scenario illustrated in this table, no reduction of “parachute payments” was required under the terms of Mr. Kneeland’s employment agreement.

(4)	Representing the sum of (i) 180% of Mr. Plummer’s annual base salary as of December 31, 2008 ($475,000) (which, for 2009, equates to his base salary and target incentive of 80% of his base salary) paid over one year, and (ii) $17,170, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. Plummer.

(5)	Representing the sum of (i) Mr. Fahey’s annual base salary as of December 31, 2008 ($250,000) paid in bi-weekly installments over one year, and (ii) $127,680, being the value of acceleration of vesting of 14,000 RSUs. The vesting of Mr. Fahey’s RSUs also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

(6)	Representing the sum of (i) Mr. DeWitt’s annual base salary as of December 31, 2008 ($310,000) paid in bi-weekly installments over one year, (ii) $17,170, being the cost of COBRA coverage for one year, paid in the form of COBRA continuation coverage at no cost to Mr. DeWitt, and (iii) $136,800, being the value of acceleration of vesting of 15,000 RSUs. The vesting of Mr. DeWitt’s RSUs also will be accelerated in the event of a change in control that results in the Company ceasing to be publicly traded.

For purposes of the named executive officers’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination). This definition varies in some respects among the executive officers’ agreements and is described in greater detail in such agreements. In particular, earlier award agreements may contain different definitions.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

Our non-executive chairman receives total annual compensation of $351,000, with (i) one-half paid in cash, in arrears, twice per year at the same time that other non-management directors receive the cash component of their pay (described below), and (ii) one-half paid in fully vested RSUs, granted on the date of the Company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other director’s pay (e.g., annual retainer fees, meeting attendance fees and RSU grants). Beginning in 2009, the cash component of the compensation of our non-executive chairman and our other non-management directors will be paid quarterly.

The compensation program for the other non-management directors is as set forth below. We believe our compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of our peer companies.

The current compensation arrangements are as follows:

•	annual retainer fees of (i) $60,000 for serving as director, (ii) $7,500 for serving as lead director (if any), (iii) $12,500 for serving as chairman of any of the Audit Committee, the Special Committee or the Transaction Committee, and (iv) $7,500 for serving as chairman of the Compensation Committee, the Nominating Committee, the Finance Committee or the Strategy Committee;

•	meeting attendance fees of (i) $2,000 for each Board, Audit Committee, Special Committee and Transaction Committee meeting, and (ii) $1,500 for each Compensation Committee, Nominating Committee, Finance Committee and Strategy Committee meeting; and

•	an annual equity grant of $60,000 in fully vested RSUs, generally to be paid after three years (subject to acceleration in certain circumstances).

The Board has adopted stock ownership guidelines for non-management directors. These guidelines state that, within four years after joining the Board (or May 1, 2006 in the case of existing members), non-management members of the Board should achieve and maintain a target minimum level of stock ownership of three times the annual cash retainer paid to each member.

We also maintain a medical benefits program, comparable to that offered to our employees, in which our directors are eligible to participate at their own cost. See “Director Compensation for Fiscal Year 2008” for additional information on directors’ compensation in 2008.

Deferred Compensation Plan for Directors

We maintain the United Rentals, Inc. Deferred Compensation Plan for Directors, under which our non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of our common stock. In such event, the director’s account either is credited with shares in the money market fund or shares of our common stock equal to the deferred amount, and the account is fully vested at all times.

Director Compensation for Fiscal Year 2008

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2008.

	Fees		Stock
	Earned in		Award		All Other
Name	Cash 2008 ($)		($)(1)(2)		Compensation ($)	Total ($)

Leon Black	$28,344		—		—	$28,334
Jenne Britell(3)	$284,404	(4)	$60,002	(5)	—	$308,406
Howard Clark	$175,273		$60,002		—	$235,275
Michael Gross	$66,984		—		—	$66,984
Wayland Hicks	$149,773		$85,126	(6)	—	$234,899
Singleton McAllister	$170,777		$60,002		—	$230,779
Brian McAuley	$199,273		$60,002		—	$259,275
John McKinney	$151,273		$60,002		—	$211,275
Jason Papastavrou	$171,773		$60,002		—	$231,775
Gerald Tsai	$92,585		$60,002	(7)	—	$152,587
Keith Wimbush	$189,740		$60,002		—	$249,742

(1)	The amounts in this column reflect the expense recognized by us in respect of RSU awards in compliance with SFAS 123R. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is determined by using either the opening stock price (used for the award of 2,774 RSUs described in (2) below) or the average of the high and low of the stock price (used for the award of 1,330 RSUs described in (3) below) on the grant date.

(2)	Each non-management director received an award of 2,774 RSUs on June 12, 2008, except for Messrs. Black and Gross, each of whom resigned on June 10, 2008 in connection with the Company’s repurchase of its Series C preferred stock (pursuant to which such directors had been designated). All RSUs are fully vested as of the date of grant, but are not paid to a director until the earlier of (i) May 16, 2011, (ii) the fifth business day following the director’s termination of service for any reason, and (iii) the date of a change in control of the Company.

(3)	Dr. Britell was elected chairman of the Board on June 24, 2008.

(4)	Represents (i) $156,908 in annual retainer fees and meeting attendance fees earned in 2008, and (ii) $91,496 in cash compensation earned in 2008 under the compensation arrangement for the non-executive chairman of the Company (total annual compensation under this arrangement is $351,000, $175,500 of which is paid in cash and the remainder in fully vested RSUs, as further described in (5) below).

(5)	As the equity component of her compensation arrangement as non-executive chairman of the Company, Dr. Britell also received an award of 5,180 RSUs on October 14, 2008, in connection with which the Company recognized an expense of $60,269 in February 2009. As a result, the award will be reflected on the Directors Compensation Table for fiscal year 2009. The size of the RSU award was determined on the grant date based on the annual value of the equity component of her compensation (pro-rated based on the date of her election as non-executive chairman), less the value of the award of 2,774 RSUs that she had received earlier in the year in her capacity as director. All 5,180 RSUs are fully vested as of the date of grant, but are not paid to Dr. Britell until the earlier of (i) October 14, 2011, (ii) the fifth business day following her termination of service for any reason, and (iii) the date of a change in control of the Company.

(6)	Subsequent to his retirement as chief executive officer on June 4, 2007, Mr. Hicks became eligible to receive standard non-management directors’ service fees. As a result, on February 28, 2008, the Company issued to Mr. Hicks the same 1,330 RSUs as the other directors had received on June 5, 2007 with the same payment terms, i.e., such RSUs were fully vested as of the date of grant, but were not to be paid to Mr. Hicks until the earlier of (i) May 17, 2010, (ii) the fifth business day following his termination of service for any reason, and (iii) the date of a change in control of the Company. Accordingly, the RSUs were paid to Mr. Hicks following his resignation, effective March 1, 2009.

(7)	Paid to Mr. Tsai’s estate following his death on July 1, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below and the notes thereto set forth, as of April 28, 2009 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of our common stock by (i) each director and named executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) each person known to us to be the owner of more than 5% of our common stock.

	Number of Shares of
	Common Stock		Percent of
	Beneficially		Common Stock
Name and Address(1)	Owned(#)(2)(3)		Owned(%)(2)

Michael Kneeland	158,167	(4)		*
William Plummer	14,000			*
Martin Welch	94,093			*
Roger Schwed	36,516	(5)		*
John Fahey	18,666	(6)		*
Kenneth DeWitt	—		—
Jenne K. Britell	10,990	(7)		*
José Alvarez	—		—
Howard Clark	12,810	(8)		*
Bobby Griffin	—		—
Singleton McAllister	11,810	(9)		*
Brian McAuley	15,810	(10)		*
John McKinney	21,542	(11)		*
Jason Papastavrou	8,810	(12)		*
Filippo Passerini	—		—
Keith Wimbush	5,810	(13)		*
All executive officers and directors as a group (16 persons)	411,854	(14)	0.7%
Fairholme Capital Management, L.L.C. and its affiliates	9,973,543	(15)	16.6%
WEDGE Capital Management LLP	6,237,351	(16)	10.4%
Dimensional Fund Advisors, L.P.	3,488,802	(17)	5.83%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each executive officer and director is c/o United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831.

(2)	Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	In certain cases, includes securities owned by one or more entities controlled by the named person.

(4)	Consists of 118,167 outstanding shares, 23,333 shares issuable upon the exercise of currently exercisable stock options and 16,667 shares issuable upon settlement of RSUs that will vest within the next 60 days.

(5)	Consists of 26,409 outstanding shares and 10,107 shares issuable upon settlement of a pro-rata amount of RSUs that vested on March 31, 2009 (but with respect to which settlement is deferred until September 2009).

(6)	Consists of 4,666 outstanding shares, 10,000 shares issuable upon the exercise of currently exercisable stock options and 4,000 shares of restricted stock that will vest within the next 60 days.

(7)	Consists of 10,990 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,772 shares is deferred until May 2009, settlement of 1,330 RSUs is deferred until May 2010, settlement of 2,774 RSUs is deferred until May 2011 and settlement of 5,180 RSUs is deferred until October 2011, subject to acceleration in certain conditions).

(8)	Consists of 1,000 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,706 RSUs is deferred until May 2009, settlement of 1,330 RSUs is deferred until May 2010 and settlement of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(9)	Consists of 6,000 shares issuable upon the exercise of currently exercisable stock options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,706 RSUs is deferred until May 2009, settlement of 1,330 RSUs is deferred until May 2010 and settlement of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(10)	Consists of 4,000 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,706 RSUs is deferred until May 2009, settlement of 1,330 RSUs is deferred until May 2010 and settlement of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(11)	Consists of 3,544 outstanding shares, 6,000 shares issuable upon the exercise of currently exercisable stock options, 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,706 RSUs is deferred until May 2009, settlement of 1,330 RSUs is deferred until May 2010 and settlement of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions) and 6,188 shares issuable upon the conversion of Quarterly Income Preferred Securities issued by a subsidiary trust.

(12)	Consists of 3,000 shares issuable upon the exercise of currently exercisable stock options and 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,706 RSUs is deferred until May 2009, settlement of 1,330 RSUs is deferred until May 2010 and settlement of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(13)	Consists of 5,810 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,706 RSUs is deferred until May 2009, settlement of 1,330 RSUs is deferred until May 2010 and settlement of 2,774 RSUs is deferred until May 2011, subject to acceleration in certain conditions).

(14)	Consists of 268,079 outstanding shares, 60,333 shares issuable upon the exercise of currently exercisable stock options, 72,624 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement is deferred) or will vest within the next 60 days, 4,000 shares of restricted stock that will vest within the next 60 days and 6,188 shares issuable upon the conversion of Quarterly Income Preferred Securities issued by a subsidiary trust.

(15)	Derived from a Schedule 13G filed with the SEC on April 17, 2009 by Fairholme Capital Management, L.L.C., an investment management firm (“Fairholme”), Fairholme Funds, Inc. (the “Fund”) and Bruce R. Berkowitz, the managing member of Fairholme. According to the Schedule 13G, Fairholme is deemed to be the beneficial owner of 9,973,543 shares, the Fund is deemed to be the beneficial owner of 8,197,518 shares, and Mr. Berkowitz is deemed to be the beneficial owner of 10,156,273 shares. Neither Fairholme nor the Fund has the sole power to vote or direct the vote of, or dispose of or direct the disposal of, any shares. Mr. Berkowitz has the sole power to vote or direct the vote of, and dispose or direct the disposal of, 182,730 shares. Fairholme and Mr. Berkowitz have the shared power to vote or direct the vote of 8,454,927 shares, and dispose or direct the disposal of, 9,973,543 shares, and the Fund has the shared power to vote or direct the vote of, and dispose or direct the disposal of, 8,197,518 shares. The principal business address of Fairholme, the Fund and Mr. Berkowitz is 4400 Biscayne Boulevard, 9th Floor, Miami, Florida 33137.

(16)	Derived from a Schedule 13G/A filed with the SEC on April 7, 2009 with respect to holdings as of March 31, 2009. According to the Schedule 13G/A, WEDGE Capital Management L.L.P. is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. It is the beneficial owner of 6,237,351 shares, with the sole power to vote or direct the vote of 5,147,406 shares, and the sole power to dispose or to direct the disposition of 6,237,351 shares. WEDGE Capital’s address is 301 S. College Street, Suite 2920, Charlotte, North Carolina 28202.

(17)	Derived from a Schedule 13G filed with the SEC on February 9, 2009 with respect to holdings as of December 31, 2008. According to the Schedule 13G, Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related-party transaction under applicable rules of the SEC. During fiscal year 2008, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

•	transactions available to all employees generally;

•	transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

•	transactions involving less than $120,000 in any 12-month period when aggregated;

•	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or

•	transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently reviewed and amended in April 2009. A copy of the current charter is available on our website at http://www.ur.com under “Corporate Governance” in the Investor Relations section.

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent auditors. Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and E&Y the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2008.

The Audit Committee also has discussed and reviewed with E&Y all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by E&Y with the Audit Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

In addition, E&Y provided to the Audit Committee a formal written statement describing all relationships between E&Y and the Company that might bear on E&Y’s independence as required by the applicable requirements of the PCAOB regarding independent auditors’ communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with E&Y any relationships that may impact E&Y’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to E&Y’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and E&Y, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without management present, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 and, with management and E&Y, E&Y’s audit report on internal control over financial reporting as of December 31, 2008.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2008 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Brian D. McAuley, Chairman
John S. McKinney*
Jason D. Papastavrou
Filippo Passerini**
L. Keith Wimbush

* Mr. McKinney was appointed a member of the Audit Committee on July 14, 2008.

** Mr. Passerini joined the Board in January 2009 and was appointed a member of the Audit Committee on February 24, 2009.

PROPOSAL 2

APPROVAL OF 2009 ANNUAL INCENTIVE COMPENSATION PLAN

General

On March 13, 2009, our Compensation Committee approved the adoption of the 2009 Annual Incentive Compensation Plan (the “plan”), subject to approval by our stockholders at the 2009 annual meeting. If the plan is not approved by stockholders, no amounts will be payable under the plan.

We are submitting the plan to stockholders for their approval so that payments of incentives under the plan will be tax-deductible as “performance-based compensation,” as defined in Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees” in any taxable year, unless the compensation is “performance-based compensation.” Notwithstanding the adoption or rejection of the plan and its submission to stockholders, the Company reserves the right to pay its executives, including participants in the plan, amounts which may or may not be deductible under Internal Revenue Code Section 162(m) or other provisions of the Internal Revenue Code.

Summary of the Plan

The following summary of the material terms of the plan is qualified in its entirety by reference to the complete text of the plan, which is attached as Appendix A to this proxy statement.

Overview

The intent of the plan is to attract, retain and motivate selected executive officers of the Company and its affiliates to promote the Company’s growth and profitability, while at the same time preserving the tax deductibility of payments as “performance-based compensation” under Internal Revenue Code Section 162(m). Individuals will be designated as participants in the plan for a performance period, which generally will be a full fiscal year (each a “performance period”). As discussed in greater detail below, executive officers who are designated as participants in the plan will be paid an incentive based upon the level of attainment of pre-established, objective performance goals during the performance period, subject to the Compensation Committee’s discretion to reduce (but not increase) the amount of such incentive even if the performance goals have been attained.

Administration

The plan generally will be administered by a committee of the Board made up of at least two directors, each of whom is an “outside director” within the meaning of Internal Revenue Code Section 162(m). Unless otherwise determined by the Board, our Compensation Committee will administer the plan.

The Board or the Compensation Committee may terminate or amend the plan at any time, except that no amendment may, without participants’ consent, impair the rights of a participant under any outstanding award or cause an award to be nondeductible under Internal Revenue Code Section 162(m). Stockholder approval of certain amendments to the plan may be required for incentives to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m) or to comply with applicable law and stock exchange rules. The plan does not have a fixed term.

Eligibility and Participation

The Compensation Committee will designate those executive officers of the Company and its affiliates who will participate in the plan for any performance period within 90 days after the beginning of a performance period (or otherwise at a time that is permitted under Internal Revenue Code

Section 162(m)). Subject to the approval of the plan by our stockholders at the annual meeting, the Compensation Committee designated two executive officers, Mr. Kneeland, our chief executive officer, and Mr. Plummer, our chief financial officer, to participate in the plan for the initial performance period, which began on January 1, 2009 and will end on December 31, 2009.

In its discretion, the Compensation Committee may add participants to, or remove participants from, the plan at any time during a performance period or otherwise, except that no participant may be added after the 90th day after the beginning of a performance period (or otherwise at a time that is inconsistent with Internal Revenue Code Section 162(m)).

Performance Goals

The Compensation Committee will establish the objective performance goals for each performance period. At the same time as the performance goals are established, the Compensation Committee will prescribe a formula to determine the amount of the incentive that may be payable based upon the level of attainment of the performance goals during the performance period. In no event will any participant be paid an incentive in excess of $5 million for any performance period.

The performance goals will be based on one or more of the following business criteria (either separately or in combination) with regard to the Company and its affiliates (or a subsidiary, division, other operational unit or administrative department of the Company) as specified by the Compensation Committee:

•	enterprise value or value creation targets;

•	revenue;

•	after-tax or pre-tax profits (including net operating profit after taxes) or net income (including that attributable to continuing and/or other operations);

•	operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization);

•	reduction of, or limiting the level of increase in, all or a portion of the Company’s indebtedness, or those of its affiliates;

•	earnings per share or earnings per share from continuing operations;

•	return on capital employed (including return on invested capital or return on committed capital) or return on assets;

•	after-tax or pre-tax return on stockholder equity;

•	market share;

•	the fair market value of the shares of the Company’s common stock;

•	the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends;

•	reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including SG&A expenses or costs (excluding advertising) as a percentage of sales and cost of rental equipment sales);

•	economic value-added targets based on a cash flow return on investment formula; or

•	customer service measures or indices (including net promoter score).

The business criteria may also be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance.

In addition, performance goals may be based upon the attainment of specified levels of the Company’s or its affiliates’ performance (or that of any subsidiary, division, other operational unit or administrative department of the Company) under one or more of the measures described above relative to the performance of other corporations or the historic performance of the Company. To the extent permitted under Internal Revenue Code Section 162(m), the Compensation Committee may (i) designate additional business criteria on which the performance goals may be based, or (ii) adjust, modify or amend the aforementioned business criteria.

The business criteria for performance goals under the plan must be re-approved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the business criteria for performance goals.

Incentive Payments

Following the completion of each performance period, the Compensation Committee will calculate each participant’s incentive amount based on the level of attainment of, or percentage increase in, the performance goals and the pre-set formula. Through the discretion reserved under the plan to reduce (but not increase) any awards, the Compensation Committee may reduce the amount awarded below the participant’s formula incentive, may apply any standard or formula in doing so and may apply additional conditions and terms of payment of awards, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. In addition, following the completion of each performance period and before any incentive payment, the Compensation Committee will certify in writing whether the performance goals for that performance period have been met, and if they have been met, certify the amount of the applicable incentive.

Incentives may be paid in cash and/or an equity-based award of equivalent value as determined by the Compensation Committee. The cash portion (if any) of a participant’s incentive generally will be paid by March 15th in the fiscal year after the fiscal year in which the performance period in which it is earned is completed, at such time as incentives are paid for the relevant fiscal year, but not before the Compensation Committee certifies the level of attainment of the performance metric for the performance period. Participants who are eligible to participate in our Deferred Compensation Plan may elect to defer payments under that plan. Any shares of common stock or share-based award issued in settlement of an incentive payment will be granted under one of our existing stockholder-approved plans, and would consist of unrestricted shares of common stock, restricted shares of common stock or stock units (which may be subject to service-based, performance-based or other vesting conditions). The cash value of any such payment in the form of common stock or stock units will be determined by the Compensation Committee. If stock units, restricted stock units, restricted shares of common stock or unrestricted shares of common stock are granted, such awards will be valued based on the average of the high and low price of a share of common stock, as traded on a national securities exchange on the date any equity-based award in settlement of the incentive (or a portion thereof) is granted (with fractional shares being rounded to the nearest whole share). Any equity-based award forming part of an incentive under the plan will be subject to such terms and conditions (including vesting requirements) as the Compensation Committee (or other appropriate administrative committee) may determine.

If a participant’s employment with the Company and its affiliates terminates for any reason before the end of a performance period, the participant will not be entitled to any incentive for that performance period unless otherwise provided in the terms of the participant’s award or an employment agreement, severance plan or agreement or similar agreement, or otherwise determined by the Compensation Committee. If a participant’s employment with the Company and its affiliates terminates for gross misconduct after the end of a performance period, the participant will forfeit participation in the plan and will not be entitled to any incentive.

New Plan Benefits

Subject to the approval of the plan by our stockholders at the annual meeting, the Compensation Committee designated Messrs. Kneeland and Plummer as participants in the plan for the performance period of January 1, 2009 through December 31, 2009. The amount of each participant’s award will be subject to the attainment of performance goals set by the Compensation Committee in March 2009 and will be subject to the Compensation Committee’s right to reduce any participant’s award. As a result, it is not possible to determine the exact amount that will be payable to any participant in any performance period.

Also, because of the Compensation Committee’s discretion to reduce any participant’s award, the Company cannot determine the awards that would have been paid had the plan been in effect in 2008. The Company believes, however, that the Compensation Committee would have used its discretion to pay substantially the same amounts as were paid in 2008 if the plan had been in effect that year. A discussion of how annual incentives were determined for the 2008 fiscal year is included in the Compensation Discussion and Analysis and the annual incentive payments the Compensation Committee actually determined to pay Messrs. Kneeland and Plummer for 2008 are shown in the Summary Compensation Table.

Voting

Approval of the plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against approval, whereas shares not represented at the meeting will not be counted for purposes of determining whether the plan has been approved.

The Board unanimously recommends a vote FOR approval of the 2009 Annual Incentive Compensation Plan (designated as Proposal 2 on the enclosed proxy card).

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee has reappointed Ernst & Young LLP (“E&Y”) as independent auditors to audit the financial statements and the internal control over financial reporting of the Company for 2009, subject to ratification by the stockholders and execution of an engagement letter in form satisfactory to the Audit Committee. E&Y has audited the financial statements of the Company since our inception.

In the event that our stockholders fail to ratify this reappointment, or an engagement letter is not finalized, other certified public accountants will be appointed by the Audit Committee. Even if this reappointment is ratified, the Audit Committee, in its discretion, may appoint a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of E&Y is expected to be present at the annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Information Concerning Fees Paid to Our Auditors

In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with E&Y, which set forth the terms by which E&Y has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by E&Y for fiscal years 2008 and 2007.

	2008	2007

Audit Fees	$4,431,027	$4,777,350
Audit-Related Fees	$535,000	$309,000
Tax Fees	$15,000	$35,350
All Other Fees	$6,000	$101,000

Total	$4,987,027	$5,222,700

Audit Fees.  Audit fees consist of fees paid for the integrated audit of our annual financial statements, review of the financial statements included in our reports on Form 10-Q, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” which are reasonably related to the audit of our annual financial statements and review of the financial statements included in our reports on Form 10-Q. These fees included fees for (i) services related to audits of the Company’s employee benefit plans of $150,000 in each of fiscal 2008 and 2007, and (ii) services related to controls assessment of $385,000 in fiscal 2008 and $144,000 in fiscal 2007.

Tax Fees.  Tax fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning. These fees included fees for (i) assistance with Department of Labor and Internal Revenue Service projects related to the Company’s benefit plans of $0 in fiscal 2008 and $35,350 in fiscal 2007, and (ii) state and local tax services of $15,000 in fiscal 2008 and $0 in fiscal 2007.

All Other Fees.  All other fees consist of fees for services, other than services described in the above three categories.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved all auditing services and permitted non-audit services rendered by E&Y in 2008 and 2007.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. Currently, Mr. McAuley exercises such delegated pre-approval authority on behalf of the Audit Committee.

Voting

Ratification of the reappointment of E&Y as independent auditors to audit the financial statements of the Company for 2009 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the reappointment of E&Y as independent auditors (designated as Proposal 3 on the enclosed proxy card).

OTHER MATTERS

Other Matters to be Presented at the 2009 Annual Meeting

As of the date of this proxy statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the annual meeting other than the proposals described herein. If any other matters not described herein should properly come before the annual meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

Stockholders of record sharing an address who wish to receive separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request as follows:

•	if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, at 59 Maiden Lane, New York, NY 10038 or by calling 1-800-937-5449; or

•	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholder Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that, during the period from January 1, 2008 through December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were complied with on a timely basis.

Stockholder Proposals for the 2010 Annual Meeting

A stockholder proposal for business to be brought before the 2010 annual meeting of stockholders will be acted upon only in the following circumstances:

•	if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the SEC’s rules and regulations) is received by our corporate secretary on or before December 31, 2009; or

•	if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary after February 11, 2010 but on or before March 13, 2010 (unless the 2010 annual meeting is not scheduled to be held within the period between May 12 and July 11, in which case our by-laws prescribe an alternate deadline).

In addition, the stockholder proponent must appear in person at the 2010 annual meeting to present such proposal.

Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

APPENDIX A

UNITED RENTALS, INC.
2009 ANNUAL INCENTIVE COMPENSATION PLAN

Section 1.       Purpose. The purpose of the United Rentals, Inc. 2009 Annual Incentive Compensation Plan (this “Plan”) is to attract, retain and motivate selected executive officers of United Rentals, Inc. (“United Rentals”) and its subsidiaries and affiliates (together with United Rentals, and their and its successors and assigns, the “Company”) in order to promote the Company’s growth and profitability. It is intended that any Bonus (as defined in Section 5(c)) payable under this Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and this Plan shall be limited, construed and interpreted accordingly.

Section 2.       Administration.

(a) General. Subject to Section 2(d), this Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of United Rentals (the “Board”), whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of United Rentals, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3). Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

(b) Role of the Committee. The Committee shall have complete control over the administration of this Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under this Plan, including designating individuals as participants in this Plan in accordance with Section 4 and establishing the Performance Goals (as defined in Section 5(a)) in accordance with Section 5(a); (ii) construe, interpret and implement this Plan; (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations governing its own operations; (iv) make all determinations and take all actions necessary or advisable in administering this Plan (including, without limitation, calculating the size of the Bonus payable to each Participant (as defined in Section 4(a)) and certifying the attainment of the Performance Goals); (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan; and (vi) amend this Plan to reflect changes in or interpretations of applicable law, rules or regulations.

(c) Procedures; Decisions Final. Actions of the Committee shall be made by the vote of a majority of its members. The determination of the Committee on all matters relating to this Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

(d) Delegation. The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any Bonus payable under this Plan not to be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder, and any such attempted delegation shall not be effective and shall be void ab initio.

Section 3.       Performance Period.

The Committee shall designate the periods (each a “Performance Period”) with respect to which a Participant may be granted the opportunity to earn one or more payouts to the extent consistent with Treasury Regulation Section 1.162-27(e)(2). The first Performance Period shall commence January 1, 2009. Unless otherwise determined by the Committee, the Performance Period shall be United Rentals’ fiscal year.

Section 4.       Eligibility and Participation.

(a) Participants. Prior to the 90th day after the beginning of the Performance Period, or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2) (the “Participation Date”), the Committee shall designate those executive officers of the Company who shall participate in this Plan for each Performance Period (the “Participants”).

(b) Changes During a Performance Period. Except as provided below, the Committee shall have the authority at any time (i) during the Performance Period to remove Participants from this Plan for that Performance Period and (ii) prior to the Participation Date (or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2)) to add Participants to this Plan for a particular Performance Period.

Section 5.       Bonus Amounts.

(a) Establishment of Performance Goals and Formula. By the Participation Date (or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2)), the Committee shall establish the objective performance goals (the “Performance Goals”) for a Performance Period in writing while the outcome of the Performance Goals is substantially uncertain. At the same time the Performance Goals are established, the Committee shall prescribe a formula to determine the amount of the Bonus which may be payable based upon the level of attainment of the Performance Goals during the Performance Period (the Participant’s “Award”).

(b) Performance Goals. The Performance Goals shall be based on one or more of the following business criteria (either separately or in combination) with regard to United Rentals (or a subsidiary, division, other operational unit or administrative department of United Rentals):

(i)	the attainment of certain levels of, or a specified increase in, enterprise value or value creation targets;

(ii)	the attainment of certain levels of, or a percentage increase in revenue;

(iii)	the attainment of certain levels of, or a percentage increase in after-tax or pre-tax profits (including net operating profit after taxes); or net income, including without limitation that attributable to continuing and/or other operations;

(iv)	the attainment of certain levels of, or a specified increase in, operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization);

(v)	the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

(vi)	the attainment of certain levels of, or a specified percentage increase in, earnings per share, earnings per diluted share or earnings per share from continuing operations;

(vii)	the attainment of certain levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital) or return on assets;

(viii)	the attainment of certain levels of, or a percentage increase in, return on stockholder equity;

(ix)	the attainment of certain levels of, or a percentage increase in, market share;

(x)	the attainment of certain levels of, or a percentage increase in, the fair market value of the shares of United Rentals’ common stock, par value $0.01 per share (the “Common Stock”);

(xi)	the growth in the value of an investment in Common Stock assuming the reinvestment of dividends;

(xii)	the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales and cost of rental equipment sales);

(xiii)	the attainment of certain levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; or

(xiv)	the attainment of certain levels of, or a specified increase in, customer service measures or indices (including net promoter score).

The aforementioned business criteria may be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance.

In addition, Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of United Rentals) performance under one or more of the measures described above relative to the performance of other corporations or the historic performance of United Rentals. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

The Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(c) Committee Discretion to Determine Bonus. Following the completion of each Performance Period, the Committee shall calculate each Participant’s Award based on the level of attainment of the Performance Goals and the pre-set formula. The Committee has the sole discretion to determine whether all or any portion of a Participant’s Award shall be paid, and the specific amount, if any, to be paid to each Participant, subject in all cases to the terms, conditions and limits of this Plan. The Committee may, at any time, establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of this Plan. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce (but not increase) the Award amount for any Participant for a particular Performance Period at any time prior to the payment of Awards to Participants pursuant to Section 6. The portion of an Award that the Committee determines to pay to a Participant for a Performance Period, is herein referred to as his or her “Bonus.”

(d) Maximum Bonus. Notwithstanding anything to the contrary in Section 5(c), under no circumstances shall the Bonus payable to any single Participant for any Performance Period exceed $5 million.

(e) Certification. Following the completion of each Performance Period and prior to any Bonus payment, the Committee shall certify in writing whether the Performance Goals for the Performance Period have been met and, if they have been met, certify the amount of the applicable Bonus.

(f) Termination During a Performance Period. If a Participant’s employment with the Company terminates for any reason before the end of a Performance Period, the Participant shall not be entitled to any Bonus under this Plan for that Performance Period unless otherwise provided in the terms of the Award or an employment agreement, severance plan or agreement or similar agreement, or otherwise determined by the Committee in connection with specified terminations of employment. A Participant who is terminated for gross misconduct after the end of the Performance Period shall forfeit participation in this Plan, and no Bonus shall be payable to such a Participant.

Section 6.       Payment of Bonus Amount.

Each Participant’s Bonus shall be payable by the Company, in the discretion of the Committee, in cash and/or an United Rentals equity-based award of equivalent value (provided that in determining the number of shares of Common Stock (whether restricted or unrestricted) that is equivalent to a dollar amount, that dollar amount shall be divided by the average of the high and low price of a share of Common Stock, as traded on a national securities exchange on the date any equity-based award in settlement of the incentive (or a portion thereof) is granted (with fractional shares being rounded to the nearest whole share)). The cash portion of the Bonus (i) shall be paid by March 15th in the fiscal year after the fiscal year in which the Performance Period in which they are earned is completed, generally at such time as incentives are paid by United Rentals for the relevant fiscal year, but not before the Committee certifies in writing that the Performance Goals for such Performance Period were met, unless otherwise determined pursuant to Section 7(n) and (ii) shall be paid in U.S. dollars. Any equity-based award shall be granted under a stockholder-approved equity-based compensation plan subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of the plan under which such equity-based award is granted may determine.

Subject to approval by the Committee and to any requirements imposed by the Committee in connection with such approval, each Participant may be entitled to defer receipt, under the terms and conditions of any applicable deferred compensation plan of the Company and the requirements of Section 409A of the Code, of part or all of any payments otherwise due under this Plan.

No Participant shall have any right to payment of any amounts under this Plan unless and until the Committee determines (i) the amount of such Participant’s Bonus, (ii) that such Bonus shall be paid and (iii) the method and timing of its payment.

Section 7.       General Provisions.

(a) Amendment and Termination. The Board or the Compensation Committee of the Board may at any time and from time to time modify, alter, amend, suspend, discontinue or terminate this Plan, except that no modification, alteration, amendment, suspension, discontinuation or termination (i) may impair the rights of a Participant under any Award theretofore granted without the Participant’s consent, except for an amendment made to comply with applicable law, stock exchange rules or accounting rules or (ii) cause an Award not to be deductible under, or to cease to be deductible under, Section 162(m) of the Code. In addition, no amendment that would require stockholder approval under applicable law (including, without limitation, in order for any Bonus paid pursuant to this Plan to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code) or stock exchange rules shall be effective without the approval of the stockholders of United Rentals as required by such law (including, without limitation, Section 162(m) of the Code and the regulations thereunder) or stock exchange rules.

(b) Nonassignability. No rights of any Participant under this Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 7(b) shall be void and shall not be recognized or given effect by the Company.

(c) Plan Creates No Employment Rights. Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.

(d) Choice of Forum.

(1) Jurisdiction. The Company and each Participant, as a condition to such Participant’s participation in this Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in the County of Fairfield, State of Connecticut over any suit, action or proceeding arising out of or relating to or concerning this Plan that is not otherwise arbitrated or resolved according to Section 7(e). The Company and each Participant, as a condition to such Participant’s participation in this Plan, acknowledge that the forum designated by this Section 7(d) has a reasonable relation to this Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 7(d).

(2) Acceptance of Jurisdiction. The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in this Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 7(d)(1), (iii) undertake not to commence any suit, action or proceeding arising out of or relating to or concerning this Plan in any forum other than the forum described in this Section 7(d) and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.

(3) Service of Process. Each Participant, as a condition to such Participant’s participation in this Plan, hereby irrevocably appoints the General Counsel of United Rentals as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan that is not otherwise arbitrated or resolved according to Section 7(e), who shall promptly advise such Participant of any such service of process.

(4) Confidentiality. Each Participant, as a condition to such Participant’s participation in this Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 7(d), except that a Participant may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

(e) Dispute Resolution. Subject to the provisions of Section 7(d), any dispute, controversy or claim between the Company and a Participant, arising out of or relating to or concerning this Plan or any Award shall be finally settled by binding arbitration in New York, New York before, and in accordance with the rules then obtaining of, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

(f) Governing Law. All rights and obligations under this Plan shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to principles of conflict of laws.

(g) Tax Withholding. In connection with any payments to a Participant or other event under this Plan that gives rise to a federal, state, local or other tax withholding obligation relating to this Plan (including, without limitation, FICA tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to this Plan or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy the amount required by law to be withheld.

(h) Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(i) No Third Party Beneficiaries. This Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

(j) Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b).

(k) Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

(l) Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.

(m) Plan Subject to Stockholder Approval. This Plan is adopted subject to the approval of the stockholders of United Rentals at the 2009 Annual Meeting of Stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), and no Bonus shall be payable hereunder absent such stockholder approval.

(n) Section 409A of the Code. The Company intends that Bonus payments under this Plan shall be exempt from Section 409A of the Code as short-term deferrals and shall not constitute “deferred compensation” within the meaning of Section 409A of the Code (absent a valid deferral election under the terms of another plan or arrangement maintained by the Company). This Plan shall be interpreted, construed and administered in accordance with the foregoing intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A of the Code. The Company shall have no liability to any Participant or otherwise if this Plan or any Bonus paid or payable hereunder is subject to the additional tax and penalties under Section 409A of the Code.

(o) No Funding. The Company shall be under no obligation to fund or set aside amounts to pay obligations under this Plan. Participants shall have no rights to any amounts under this Plan other than as a general unsecured creditor of the Company.

(p) No Rights to Other Payments; No Limitation on Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from the Company under any other alternative plans, schemes, arrangements or contracts the Company may have with any employees or group of employees of the Company. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under any other plan or compensatory arrangement whether or not in effect on the date this Plan was adopted.

(q) No Effect on Benefits. Awards and payments under this Plan shall constitute special discretionary incentive payments to the Participants and shall not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, incentive, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company or such other arrangement specifically provides otherwise.

(r) Term of Plan. This Plan shall continue until suspended, discontinued or terminated by the Board or the Compensation Committee of the Board in its sole discretion. No Award shall be granted based on the business criteria set forth in Section 5(b) on or after the first stockholder meeting that occurs in the fifth year following the year in which the stockholders of United Rentals previously approved the business criteria, unless the stockholders of United Rentals re-approve the business criteria on or before such stockholder meeting.

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UNITED RENTALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Michael J. Kneeland, William B. Plummer, Jonathan M. Gottsegen or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on June 11, 2009 at 10:00 a.m., Eastern time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.
(Continued and to be signed and dated on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED RENTALS, INC.
Five Greenwich Office Park
Greenwich, Connecticut 06831
June 11, 2009
PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Thursday, June 11, 2009: The Notice of and Proxy Statement for the 2009 Annual Meeting of Stockholders and the Company’s 2008 Annual Report to Stockholders are available electronically at http://www.ur.com/index.php/investor/.
â	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	â

■ 00003333333333301000 1	061109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.
   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH NOMINEE AND “FOR” SUCH PROPOSAL.
The undersigned acknowledges receipt of the accompanying Notice of and Proxy Statement for the 2009 Annual Meeting of Stockholders and the Company’s 2008 Annual Report to Stockholders.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

1.	Election of Directors

		FOR	AGAINST	ABSTAIN
	Jenne K. Britell	☐	☐	☐
	José B. Alvarez	☐	☐	☐
	Bobby J. Griffin	☐	☐	☐
	Michael J. Kneeland	☐	☐	☐
	Singleton B. McAllister	☐	☐	☐
	Brian D. McAuley	☐	☐	☐
	John S. McKinney	☐	☐	☐
	Jason D. Papastavrou	☐	☐	☐
	Filippo Passerini	☐	☐	☐
2.	Approval of Annual Incentive Compensation Plan	☐	☐	☐
3.	Ratification of Appointment of Independent Auditors	☐	☐	☐

	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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